Exhibit 10.1

EXECUTION VERSION

$200,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 19, 2025

among

PERIMETER INTERMEDIATE, LLC,

as Holdings and a Guarantor,

PERIMETER HOLDINGS, LLC,

as Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

and

THE LENDERS, L/C ISSUERS AND SWING LINE LENDER PARTY HERETO FROM TIME TO TIME

MORGAN STANLEY SENIOR FUNDING, INC.,

GOLDMAN SACHS BANK USA,

BANK OF AMERICA, N.A.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Bookrunning Managers

and

BANK OF MONTREAL

and

HSBC SECURITIES (USA) INC.,

as Co-Documentation Agents

i

ii

iii

iv

SCHEDULES

I	Closing Date Guarantors
1.01B	Commitments
1.01C	Closing Date Documents
1.01D	Specified Letter of Credit Sublimits
5.06	Litigation
5.07	Owned Real Property
5.08	Environmental Matters
6.13(b)	Post-Closing Obligations
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(w)	Dispositions
7.08	Affiliate Transactions
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Swing Line Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E	Assignment and Assumption
F	Security Agreement
G	Intercompany Note
H	United States Tax Compliance Certificate
I	Parity Intercreditor Agreement
J	First Lien / Second Lien Intercreditor Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 19, 2025, by and among Perimeter Holdings, LLC, a Delaware limited liability company (the “Borrower”), Perimeter Intermediate, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party hereto from time to time, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and the L/C Issuers and the Swing Line Lender from time to time party hereto.

PRELIMINARY STATEMENTS

WHEREAS, on November 9, 2021 (the “Original Closing Date”), the Borrower, Holdings, certain of the other Guarantors, the Administrative Agent, certain of the Lenders, certain of the L/C Issuers and the Swing Line Lender entered into a Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders, the L/C issuers, the Swing Line Lender and the Administrative Agent amend and restate the Existing Credit Agreement to, among other things, refinance the credit facilities thereunder with a $200,000,000 senior secured revolving credit facility; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the L/C Issuers and the Swing Line Lender are willing to amend and restate the Existing Credit Agreement in the form of this Agreement and to establish the requested revolving credit facility in favor of the Borrower on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2029 Notes” means the 5.000% Senior Secured Notes due 2029 issued pursuant to the 2029 Notes Indenture in an aggregate original principal amount of $675,000,000.

“2029 Notes Collateral Agent” has the meaning set forth in the definition of “2029 Notes Indenture”.

“2029 Notes Documents” has the meaning assigned to the term “Note Documents” in the 2029 Notes Indenture.

“2029 Notes Guarantee” has the meaning assigned to the term “Note Guarantee” in the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain Indenture, dated as of October 22, 2021, by and among EverArc Escrow S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, the Borrower and U.S. Bank Trust Company, National Association, as trustee and as collateral agent (together with its successors and assigns in such capacity, the “2029 Notes Collateral Agent”), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“2029 Notes Obligations” means the Borrower’s obligations under the 2029 Notes Indenture and the 2029 Notes and the 2029 Notes Guarantees in respect thereof.

“Acquisition Agreement” means that certain Business Combination Agreement (including the schedules, exhibits and disclosure schedules thereto), dated as of June 15, 2021, by and among EverArc Holdings Limited, a special purpose acquisition company incorporated in the British Virgin Islands, with a registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B260.233, SK Invictus Holdings S.à r.l., Holdings, Perimeter Solutions SA and EverArc (BVI) Merger Sub Limited (as amended, supplemented or otherwise modified from time to time).

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund, (ii) the Borrower, (iii) each L/C Issuer and (iv) the Swing Line Lender, in the case of clauses (i), (iii) and (iv), only to the extent that such consent would be required under Section 10.07(b)(i)(B), (C) and (D), respectively, if the related Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans had been obtained by such Additional Refinancing Lender by way of assignment.

“Administrative Agent” means MSSF, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.

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“Agents” means, collectively, the Administrative Agent, the Arrangers and the Bookrunners and the Documentation Agents.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.19.

“AHYDO Payment” means any payment required to be made under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of, and related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for, the fiscal years ended December 31, 2023 and December 31, 2024.

“Applicable Rate” means a percentage per annum equal to, with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter after the Closing Date pursuant to Section 6.01, (A) for SOFR Loans, 2.75% per annum, (B) for Base Rate Loans, 1.75% per annum and (C) for unused commitment fees with respect to Revolving Credit Commitments, 0.25% per annum, and (ii) thereafter, the following percentages per annum, based upon the Consolidated Secured Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Secured Net Leverage Ratio	SOFR Loans and Letter of Credit Fees	Base Rate Loans	Unused Commitment Fees
1	> 4.25: 1.00	3.25%	2.25%	0.50%
2	≤ 4.25: 1.00 but > 3.75: 1.00	3.00%	2.00%	0.375%
3	≤ 3.75: 1.00	2.75%	1.75%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that the highest pricing level (i.e., Pricing Level 1) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Notwithstanding the foregoing, (x) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (y) the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment and (z) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments or any Class of Refinancing Revolving Credit Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment or other relevant agreement.

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“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding, the Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash and Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means MSSF, Goldman Sachs Bank USA, Bank of America, N.A. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger under this Agreement.

“Assignee” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E hereto.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external legal counsel, in each case, to the extent reimbursable by the Borrower pursuant to Section 10.04.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.18.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate for such day, (c) Term SOFR Reference Rate for an interest period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day) and (d) 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

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“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Bookrunners” means MSSF, Goldman Sachs Bank USA, Bank of America, N.A. and Wells Fargo Securities, LLC, each in its capacity as a joint bookrunning manager.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.01.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Canadian Dollar” means the lawful money of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP (subject to Section 1.03), recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash and Cash Equivalents” means any of the following types of Investments:

(a) Dollars, Pounds Sterling, Canadian Dollars, Euros or any other readily tradable currency to the extent utilized in connection with the conduct of the business of the Borrower or any of its Subsidiaries;

(b) obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States or any member state of the European Economic Area or Switzerland having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

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(c) time deposits or eurodollar time deposits with, certificates of deposit, bankers’ acceptances or overnight bank deposits of any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j) (i) instruments analogous to those referred to in clauses (a) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and (ii) in the case of any Foreign Subsidiary, such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business;

(k) Investments, classified in accordance with GAAP as Consolidated Current Assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) above; and

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(l) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash and Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (j) above; provided that such amounts are converted into any currency listed in clause (a) or (j) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Collateral” has the meaning set forth in Section 2.17(c).

“Cash Collateral Account” means a blocked account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.17(c).

“Cash Management Services” means any agreement or arrangement to provide cash management services, including controlled disbursement services, treasury, depository, overdraft and related liabilities, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management services or arrangements, supply chain finance services, foreign exchange facilities and any automated clearing house transfer of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code that is a Subsidiary of any U.S. Subsidiary (that is a regarded entity for U.S. federal tax purposes) of Holdings and that has a “United States shareholder” within the meaning of Section 958(a).

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan acquires beneficial ownership of Equity Interests of the Borrower representing more than 35 % of the aggregate ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis);

(b) any sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is made to any Person; or

(c) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

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“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Credit Commitments or Refinancing Revolving Credit Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Loans or Revolving Credit Loans under Refinancing Revolving Credit Commitments of a given Refinancing Series. Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Loans or Revolving Credit Loans under Refinancing Revolving Credit Commitments of a given Refinancing Series (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes; provided that any Incremental Revolving Loans effected as a Revolving Commitment Increase to any existing Class of Revolving Credit Loans and such existing Class of Revolving Credit Loans shall in all events be part of the same Class.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 and Section 4.02 have been satisfied or waived in accordance with Section 10.01.

“Closing Date Refinancing” means (a) the repayment in full of all Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as of the Closing Date, together with the payment of all accrued interest, fees and other amounts payable thereon and all accrued fees and other amounts payable in respect of all Letters of Credit (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and (b) the continuance of all Letters of Credit (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as of the Closing Date as Letters of Credit under this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time (unless as specifically provided otherwise).

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document, but in any event excluding Excluded Assets.

“Collateral and Guarantee Requirement” means, at any time, subject to the applicable limitations set forth in this Agreement, the other Loan Documents, the requirements that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(ii) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Section 6.11 or 6.13, subject, in each case, to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been guaranteed by Holdings and each Restricted Subsidiary that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), including those that are listed on Schedule I hereto (each, a “Guarantor”);

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(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to Liens permitted by Section 7.01) in (i) all of the Equity Interests of the Borrower and (ii) all of the Equity Interests of each wholly owned Material Subsidiary (other than a Subsidiary described in the following clauses (iii) and (iv)) directly owned by the Borrower or any Subsidiary Guarantor, (iii) 65% of the issued and outstanding voting Equity Interests (which for purposes of this clause shall include any instrument treated as equity for U.S. tax purposes) and 100% of the non-voting Equity Interests of each Restricted Subsidiary that is a FSHCO and (iv) 65% of the issued and outstanding voting Equity Interests (which for purposes of this clause shall include any instrument treated as equity for U.S. tax purposes) and 100% of the non-voting Equity Interests of each Restricted Subsidiary that is a CFC, in each case, other than any Excluded Pledged Subsidiary (with respect to Loan Parties); and

(d) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary security filings with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Security Agreement) in the Collateral of the Borrower and each Guarantor (including accounts (other than Securitization Assets and any Receivables Assets), intercompany obligations, inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles and proceeds of the foregoing), in each case, (i) with the priority required by the Collateral Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01) and the Collateral Documents;

provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets, (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and (iii) in no event shall any environmental reports be required to be provided.

The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or the other Loan Documents.

The foregoing definition shall not require control agreements and perfection by “control” with respect to any Collateral other than, to the extent required by the Administrative Agent, certificated Equity Interests of the Borrower and, to the extent constituting Collateral, their Restricted Subsidiaries, in each case to the extent possession of such certificates is a manner of perfecting a security interest therein.

The foregoing definition shall not require nor shall the Administrative Agent be permitted to enter into any source code escrow arrangement or register any intellectual property.

“Collateral Documents” means, collectively, the Amended and Restated Security Agreement, the Intercreditor Agreements, the Intellectual Property Security Agreements, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(ii), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

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“Commitment” means a Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Incremental Revolving Credit Commitment or Refinancing Revolving Credit Commitment of a given Refinancing Series, as the context may require.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent and agreed by the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and agreed by the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Parties” means the collective reference to Holdings and its Restricted Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Company Preferred Stock” means the outstanding shares of Series A Preferred Stock, par value $0.0001 per share, of Parent.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.

“Compliance Period” means any Test Period, if on the last day of such Test Period, the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and/or Letters of Credit (other than (i) Letters of Credit that are in an aggregate available balance of not more than $15,000,000 and (ii) Letters of Credit the Outstanding Amount of which have been Cash Collateralized) at such time is greater than 40% of the Revolving Credit Commitments at such time.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Consolidated Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than Cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than (i) amounts related to current or deferred Taxes based on income, profits or capital gains (including, without limitation, federal, state, foreign, local, franchise and similar Taxes and foreign withholding Taxes), (ii) assets held for sale, (iii) loans (permitted) to third parties, (iv) pension assets, (v) deferred bank fees, (vi) derivative financial instruments and (vii) in the event that a Securitization Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising Securitization Assets sold pursuant to such Securitization Financing less (y) collection against the amount sold pursuant to clause (x).

“Consolidated EBITDA” means, with respect to the Borrower for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus, without duplication:

(1) provision for Taxes based on income, profits or capital (including state franchise Taxes and similar Taxes in the nature of income tax) of the Borrower and its Restricted Subsidiaries for such period, foreign withholding Taxes, giving effect to any payroll tax credits, income tax credits and similar credits and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of the Borrower or any direct or indirect parent of the Borrower in respect of such period in accordance with Section 7.06(h)(iii) as though such amounts had been paid as income Taxes directly by the Borrower, in each case, to the extent that such provision for Taxes was deducted in computing such Consolidated Net Income; plus

(2) the consolidated depreciation and amortization charges and expense of the Borrower and its Restricted Subsidiaries for such period (including, without limitation, amortization of turnaround costs, goodwill and other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), to the extent such charges or expenses were deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of the Borrower and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any other consolidated non-cash losses, charges and expenses of the Borrower and its Restricted Subsidiaries, including any write-offs or write-downs, for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in a future period, (i) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(5) any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of the Borrower and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6) (a) the Specified Permitted Adjustments (as defined in the 2029 Notes Indenture as in effect on the Closing Date) and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (as defined in the 2029 Notes Indenture as in effect on the Closing Date) (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by the Borrower during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

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(7) losses in respect of post-retirement benefits of the Borrower, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(8) the amount of fees, expenses and indemnities incurred or reimbursed by the Borrower pursuant to Section 7.08(p); plus

(9) any proceeds from business interruption insurance received by the Borrower during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(10) any fees and expenses related to a Qualified Securitization Financing, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(11) any contingent or deferred payments (including, without limitation, earn-out payments, noncompete payments and consulting payments) made in connection with any acquisitions or Investments, to the extent paid in cash or accrued during such period; plus

(12) the amount of loss or discount on sales of receivables and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent included in computing Consolidated Net Income; plus

(13) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of the Borrower that is not a wholly owned Restricted Subsidiary of the Borrower; plus

(14) [reserved]; plus

(15) [reserved]; plus

(16) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (1), (2) and (3) above relating to such joint venture corresponding to the Borrower’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; minus

(17) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(18) any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of the Borrower and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(19)  non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;

provided that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (19) above if any such item individually is less than $2,000,000 in any fiscal quarter.

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Unless otherwise specified in this Agreement, any reference to Consolidated EBITDA shall be deemed to mean the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries calculated for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, calculated on a Pro Forma Basis for such period.

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” (after giving effect to the exclusions to Consolidated Total Net Debt set forth in the definition of “Consolidated Total Net Debt”) outstanding on such date that is secured by a Lien on any asset or property of Holdings, the Borrower or any Restricted Subsidiary, but excluding any such Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens securing the First Lien Secured Obligations (other than in accordance with any Parity Intercreditor Agreement), minus (b) the aggregate amount of Cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated First Lien Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided, further, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated First Lien Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Services, any Receivables Facility and any Qualified Securitization Financing or (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated First Lien Net Debt.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Expense” means, for any period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, for the Borrower and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (including commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Financing or any receivables facility), excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements, (c) amortization of deferred financing costs and (d) all cash dividends, whether paid or accrued, on any series of Preferred Stock or any series of Disqualified Equity Interests of Borrower or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP.

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“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate of the net income (loss) of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that:

(1) any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses or charges (including related to the Transactions) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(2) any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, any Investment permitted by Section 7.02, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or other derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(3) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Borrower or that is accounted for by the equity method of accounting will be excluded, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Borrower;

(4) the net income (or loss) of the Borrower and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(5) solely for the purpose of Sections 7.02, 7.06 and 7.13, the net income (but not loss) of any Restricted Subsidiary of the Borrower (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of the Borrower will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to the Borrower in respect of such period, to the extent not already included therein;

(6) the cumulative effect of any change in accounting principles will be excluded;

(7) (a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Borrower or a Restricted Subsidiary of the Borrower, will be excluded;

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(8) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles and other fair value adjustments arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(9) any net after-tax income or loss from disposed, abandoned or discontinued or transferred or closed operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(10) any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transactions or any other acquisition prior to or following the Closing Date will be excluded;

(11) an amount equal to the tax distributions actually made to the holders of the Equity Interests of the Borrower or any direct or indirect parent of the Borrower in respect of such period in accordance with Section 7.06(h)(iii) will be included as though such amounts had been paid as income taxes directly by the Borrower for such period;

(12) unrealized gains and losses relating to foreign currency translation or foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(13) any net gain or loss from Swap Obligations or in connection with the early extinguishment of Swap Obligations (including of ASC 815, Derivatives and Hedging) shall be excluded;

(14) the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits) or other fees related to any of the foregoing (including any such costs, charges and fees incurred in connection with the Transactions) will be excluded;

(15) accruals and reserves that are established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

(16) any Public Company Costs will be excluded;

(17) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

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(18) all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Financing will be excluded;

(19) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(20) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(21) non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded; and

(22) cash dividends or returns of capital from Investments in Persons (other than the Borrower and its Restricted Subsidiaries) (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

provided that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (22) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated Secured Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” (after giving effect to the exclusions to Consolidated Total Net Debt set forth in the definition of “Consolidated Total Net Debt”) outstanding on such date that is secured by a Lien on any asset or property of Holdings, the Borrower or any Restricted Subsidiary, minus the aggregate amount of Cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Secured Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided, further, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Secured Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Services, any Receivables Facility and any Qualified Securitization Financing or (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Secured Net Debt.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

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“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (f) and (h) (solely, in the case of clause (h), to the extent related to the Indebtedness of the type specified in clauses (a) and (f) of the definition of “Indebtedness”) of the definition of “Indebtedness” of Holdings, the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any acquisition constituting an Investment permitted under this Agreement) consisting of Indebtedness for borrowed money, purchase money Indebtedness and Attributable Indebtedness, minus (b) the aggregate amount of Cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided, further, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Services, any Receivables Facility and any Qualified Securitization Financing or (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA as of the last day for such Test Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Agreement Refinancing Indebtedness” means Indebtedness of the Borrower incurred hereunder, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or Refinance, in whole or part, any Class of existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Indebtedness shall have a maturity no earlier than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus an amount equal to the aggregate unused commitments cancelled in connection therewith, plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the Refinancing; provided that nothing in this clause (ii) shall limit the ability of the Borrower to incur additional Indebtedness concurrently as part of the issuance or incurrence of such Indebtedness so long as such additional Indebtedness is otherwise permitted pursuant to the terms of this Agreement, (iii) except as provided for in the preceding clauses (i) and (ii), such Indebtedness shall not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Revolving Credit Facility, except with respect to (x) covenants and other terms applicable to any period after the Maturity Date in effect immediately prior to the original incurrence of the applicable Refinanced Debt (without giving effect to any successive Refinancings thereof), or (y) other terms, to the extent that any such other terms of such Credit Agreement Refinancing Indebtedness are included in this Agreement for the benefit of the Revolving Credit Facility, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid substantially simultaneously with the issuance, incurrence or obtaining of such Credit Agreement Refinancing Indebtedness, (v) such Indebtedness is not at any time guaranteed by any Person other than Guarantors and (vi) such Indebtedness is not secured by property or assets of any Person other than the Collateral.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

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“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the greater of (x) $126,000,000 (or, after completion of the MMT Acquisition, $144,000,000) and (y) 40.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated on a Pro Forma Basis in accordance with Section 1.09), plus

(b) an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the first fiscal quarter beginning after the Closing Date to the end of the most recently ended fiscal quarter for which internal financial statements of the Borrower are available at the time of determination of the Cumulative Credit (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(c) the cumulative amount of Cash and Cash Equivalent proceeds from (i) the sale of Qualified Equity Interests of the Borrower or Equity Interests of any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) (other than Excluded Contributions or any amount designated as a Cure Amount or used pursuant to Section 7.03(y)) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the Qualified Equity Interests of the Borrower (or Equity Interests of any direct or indirect parent of the Borrower) (other than Excluded Contributions or any amount designated as a Cure Amount or used pursuant to Section 7.03(y)) issued upon conversion of Indebtedness or Disqualified Equity Interests of the Borrower or any Restricted Subsidiary and owed to a Person other than a Loan Party or a Restricted Subsidiary not previously applied for a purpose (including a Cure Amount) other than use in the Cumulative Credit, plus

(d) 100% of the aggregate amount of contributions to the common capital of the Borrower (other than from the Borrower or a Restricted Subsidiary) or the net proceeds of the issuance of Qualified Equity Interests of Holdings (or any direct or indirect parent) (other than to the Borrower or a Restricted Subsidiary) contributed to the Borrower, received in Cash and Cash Equivalents after the Closing Date (other than Excluded Contributions or any amount designated as a Cure Amount or used pursuant to Section 7.03(y)), plus

(e) to the extent not (x) included in Consolidated Net Income or (y) treated as a Return increasing the capacity to make Investments pursuant to the definition of “Investment”, 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in Cash and Cash Equivalents from:

(i) the sale, transfer or other disposition (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests or any assets of an Unrestricted Subsidiary or any joint ventures or minority Investments, or

(ii) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of joint ventures or minority Investments, or

(iii) any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any joint ventures or minority Investments;

in each case, to the extent the Investment in such Unrestricted Subsidiary, joint venture or minority Investment was made using the Cumulative Credit (or, solely with respect to Unrestricted Subsidiaries, Section 7.02(gg)), capped at the original amount of such Investment;

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plus

(f) to the extent not (x) included in Consolidated Net Income or (y) treated as a Return increasing the capacity to make Investments pursuant to the definition of “Investment”, in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys any of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value (as reasonably determined by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries made pursuant to Section 7.02(c)(iii)(B)(y) or 7.02(n)(B) in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) capped at the original amount of such Investment, plus

(g) to the extent not (x) included in Consolidated Net Income or (y) treated as a Return increasing the capacity to make Investments pursuant to the definition of “Investment”, an amount equal to any Returns in Cash and Cash Equivalents actually received by the Borrower or any Restricted Subsidiary in respect of any Investments (excluding amounts paid by the Borrower or any Restricted Subsidiary) made pursuant to Section 7.02(c)(iii)(B)(y) or 7.02(n)(B) capped at the original amount of such Investment, plus

(h) to the extent not treated as a Return increasing the capacity to make Investments pursuant to the definition of “Investment”, an amount equal to any Returns in Cash and Cash Equivalents actually received by any Loan Party in respect of any Investments (excluding amounts paid by the Borrower or any Restricted Subsidiary) pursuant to Section 7.02 (other than pursuant to Sections 7.02(a), (c), (e), (f), (j), (t), (u) and (v)), in each case to the extent such Investments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries capped at the original amount of such Investment, plus

(i) [reserved], plus

(j) the proceeds and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property contributed to the Borrower or a Restricted Subsidiary or contributed to the capital of Holdings and further contributed to the Borrower or a Restricted Subsidiary since the Closing Date from any Person other than the Borrower or a Restricted Subsidiary, plus

(k) an amount equal to Retained Declined Proceeds (as defined in the 2029 Notes Indenture as in effect on the Closing Date) since the Closing Date, minus

(l) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(c)(iii)(B)(y) or 7.02(n)(B) after the Closing Date and prior to such time (net of any Return in respect of any Investment that the Borrower elects to be treated as a deduction pursuant to the definition of “Investment”), minus

(m) any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(f)(A) or 7.06(g)(y) after the Closing Date and prior to such time, minus

(n) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Closing Date and prior to such time.

“Cure Amount” has the meaning set forth in Section 8.04(a).

“Cure Expiration Date” has the meaning set forth in Section 8.04(a).

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“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” means any Affiliate of the applicable specified financial institution or competitor (other than a natural person) that is a Bona Fide Debt Fund or investment vehicle primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (i) whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to such specified financial institution or competitor and (ii) with respect to which such financial institution or competitor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default under Section 8.01 or that, with the giving of any notice, the passage of time, or both, in each case, as set forth in this Agreement, without cure or waiver hereunder, would be an Event of Default under Section 8.01.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender whose act or failure to act, whether directly or indirectly, causes it to meet any part of the definition of “Lender Default.”

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or a Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by the Borrower or a Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest that by its terms authorizes the issuer thereof to satisfy its obligations thereunder by delivery of Qualified Equity Interests will not be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means (a) those banks, financial institutions and other institutional lenders (or related funds of such institutional lenders) and investors that have been separately identified in writing by the Borrower to the Arrangers prior to November 14, 2025, (b) competitors of the Borrower and its Subsidiaries, as identified by the Borrower by written notice to the Administrative Agent from time to time and (c) in the cases of clause (a) or (b), Affiliates thereof (other than any Debt Fund Affiliates or Bona Fide Debt Funds) that are either (i) identified as specified in such clause (a) or (b) or (ii) clearly identifiable on the basis of such Affiliates’ names; it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment so long as such Person was not a Disqualified Institution at the time of such assignment or participation. The list of Disqualified Institutions shall be available to the Lenders upon request, it being understood that the Borrower may update such list from time to time with respect to Disqualified Institutions to the extent provided for above and that the Borrower may remove and Person from the list of Disqualified Institutions by written notice delivered to the Administrative Agent from time to time. Any deletions or modifications to the list of Disqualified Institutions shall become effective within three Business Days after the delivery thereof to the Administrative Agent.

“Division” and “Divide” each refer to a division of a Delaware limited liability company into two or more newly formed limited liability companies pursuant to the Delaware Limited Liability Act.

“Documentation Agents” means Bank of Montreal and HSBC Securities (USA) Inc., each in its capacity as a co-documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i).

“Enforcement Qualifications” has the meaning set forth in Section 5.04.

“Environment” means air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment or natural resources, or the protection of human health and safety as it relates to the exposure to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to exposure to Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), related to the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“Equity Offering” means a public or private sale of either (1) Equity Interests of the Borrower by the Borrower (other than Disqualified Equity Interests and other than to a Subsidiary of the Borrower or any direct or indirect parent of the Borrower) or (2) Equity Interests of a direct or indirect parent of the Borrower (other than to the Borrower, a Subsidiary of the Borrower or any direct or indirect parent of the Borrower), in each case other than public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, and any such public or private sale that constitutes an Excluded Contribution.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any Restricted Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; or (k) a Foreign Benefit Event.

“Erroneous Payment” has the meaning set forth in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means lawful currency of any member state of the European Union that has adopted euro as its lawful currency from time to time.

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“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means, (A) with respect to any Loan Party, (i) any fee owned real property and any leasehold rights and interests in real property (including any obligation to obtain landlord waivers, estoppels and collateral access letters and excluding, for the avoidance of doubt, any rights under any contractual lease) to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement or automatically without any perfection steps, (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement (or equivalent filing in a foreign country), (iii) commercial tort claims, except to the extent perfection of the security interest in such Collateral is accomplished solely by the filing of a UCC financing statement, (iv) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge of, or creation of a security interest in any asset, which would require governmental, regulatory, or third party consent, approval, license or authorization, except to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition, (v) any lease, license, permit or agreement or any property subject to such agreement or arrangement to the extent that a grant of a security interest therein, (A) is prohibited or restricted by applicable Law other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition or restriction or (B) to the extent and for so long as it would violate or invalidate the terms of such lease, license, permit or agreement (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Laws) or would give rise to a termination right of a third party (other than Holdings, the Borrower, or any Restricted Subsidiary) thereunder or require consent of a third party (other than Holdings, the Borrower or any Restricted Subsidiary) thereunder (except to the extent such provision is overridden by the UCC or other applicable Laws), in each case, (a) excluding any such agreement that relates to Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt and (b) only to the extent that such limitation on such pledge or security interest is not otherwise prohibited pursuant to Section 7.09, (vi) (A) Margin Stock, (B) Equity Interests in any Person other than the Borrower and wholly owned Restricted Subsidiaries to the extent and for so long as it would violate the Organization Documents of such Person and (C) Equity Interests in Excluded Pledged Subsidiaries and Immaterial Subsidiaries, (vii) any property subject to a Lien permitted by Section 7.01(b), (u), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(b), (u) or (w)), (viii) the creation or perfection of pledges of, or security interests in, any property or assets that could reasonably be expected to result in adverse (other than de minimis consequences) tax consequences or adverse regulatory consequences to Holdings, the Borrower or any of their Subsidiaries, in each case as reasonably determined by the Borrower, (ix) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement) with a value less than $500,000, (x) any escrow, fiduciary, trust, sales tax and similar accounts, (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, and acceptance thereof by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would void or impair the registrability of such application or impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (xii) particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets exceed the practical benefits to be obtained by the Lenders therefrom (as reasonably determined by the Administrative Agent and the Borrower), (xiii) Securitization Assets (or interests therein) sold to any Securitization Subsidiary or otherwise pledged, factored, transferred or sold in connection with a Qualified Securitization Financing, (xiv) Receivables Assets sold or otherwise pledged or transferred in connection with a Receivables Facility, (xv) any assets located or titled outside the applicable Loan Party’s country of organization or assets that require action under the law of any country to create or perfect a security interest in such assets under such country, including any intellectual property registered in any country, (xvi) any assets acquired in connection with a Permitted Acquisition or other permitted Investment subject to Liens permitted by Section 7.01 and which are subject to contractual arrangements in connection with such Liens prohibiting a Lien securing the Obligations to the extent permitted by Section 7.09 (provided that, except with respect to Liens permitted by Section 7.01(bb), such Liens and contractual arrangements were not created in anticipation of such Permitted Acquisition or Investment and were in place on the date of such Permitted Acquisition or Investment) and (xvii) interests in joint ventures and non-wholly owned Subsidiaries except for joint ventures made in reliance on Section 7.02(o); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xvii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xvii)) and (B) (i) Equity Interests (which for purposes of this clause (B) shall include any interests treated as equity for U.S. federal tax purposes) in excess of 65% of the issued and outstanding voting Equity Interests of each Subsidiary that is an FSHCO, (ii) Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests of each Subsidiary that is a CFC and (iii) any assets of any such Subsidiary referred to in this clause (B) (including Equity Interests of any Subsidiary of such Subsidiary); provided, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in this clause (B) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (A)(i) through (xvii) or this clause (B)). For the avoidance of doubt, compliance with the Federal Assignment of Claims Act or similar statute shall not be required hereunder or under any other Loan Document.

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“Excluded Contribution” means the amount of cash capital contributions to the Borrower or net cash proceeds from the sale or issuance of Qualified Equity Interests of Holdings (or any direct or indirect parent of Holdings) actually received by the Borrower (other than any amount designated as a Cure Amount or included for purposes of determining the Cumulative Credit) after the Closing Date and designated by the Borrower to the Administrative Agent as an Excluded Contribution on the date such capital contributions are made or such Equity Interests are sold or issued. As of any date of determination, the amount of the Excluded Contribution shall be the aggregate amount of such contributions and proceeds less such amounts used pursuant to Sections 7.02(v), 7.06(l), and 7.13(a)(vi).

“Excluded Pledged Subsidiary” means (a) any Subsidiary for which the pledge of its Equity Interests is prohibited by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any Subsidiary acquired after the Closing Date, Contractual Obligations in existence at the time of acquisition (including in any Indebtedness assumed in connection therewith) but not any Contractual Obligations entered into in contemplation of such acquisition (including any Indebtedness financing such acquisition)) or for which governmental (including regulatory) consent, approval, license or authorization would be required unless such consent, approval, license or authorization has been obtained, (b) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower, in consultation with the Administrative Agent, the burden or cost or other consequences (including any material adverse tax consequences) of the pledge of its Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (c) any not-for-profit Subsidiaries, (d) captive insurance companies, (e) Unrestricted Subsidiaries, and (f) any special purpose vehicle (or similar entity), including any Securitization Subsidiary only to the extent that the pledge of its Equity Interests is prohibited by applicable Law or by Contractual Obligations, including any Contractual Obligation incurred in connection with a Qualified Securitization Financing.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date, so long as any such Contractual Obligation was not incurred in contemplation of avoiding the obligation to provide a guarantee of the Secured Obligations, from guaranteeing the Secured Obligations or if guaranteeing the Secured Obligations would require governmental (including regulatory) or third-party consent, approval, license or authorization or could reasonably be expected to result in adverse tax consequences (other than de minimis consequences) as reasonably determined by the Borrower, (b) any Unrestricted Subsidiary, (c) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any not-for-profit Subsidiaries, (e) any special purpose vehicle (or similar entity), including any Securitization Subsidiary, (f) any CFC, (g) any FSHCO, (h) [reserved], (i) any Subsidiary that is not directly or indirectly a wholly owned Subsidiary of the Borrower, (j) any Subsidiary of the Borrower that is not a Domestic Subsidiary, (k) captive insurance Subsidiaries, (l) Immaterial Subsidiaries and (m) any Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or other permitted Investment that is prohibited or restricted by applicable Law or by Contractual Obligations in existence at the time of acquisition (so long as such contractual prohibition is not incurred in contemplation of such Permitted Acquisition or other permitted Investment) from guaranteeing the Secured Obligations or if guaranteeing the Secured Obligations would require governmental (including regulatory) or third-party consent, approval, license or authorization or could reasonably be expected to result in material adverse tax consequences (other than de minimis consequences) as reasonably determined by the Borrower in consultation with the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).

“Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

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“Extension Offer” has the meaning set forth in Section 2.13.

“Extension Request” means any Revolver Extension Request.

“Extension Series” means any Revolver Extension Series.

“Facility” means the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Class of Incremental Revolving Credit Commitments or a given Refinancing Series of Refinancing Revolving Credit Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any treaty or convention implementing the foregoing and any intergovernmental agreement entered into pursuant to the foregoing, including any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement.

“FCPA” has the meaning set forth in Section 5.18(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means, collectively, (i) the Fee Letter, dated as of November 14, 2025, between the Borrower and the Administrative Agent and (ii) the Amended and Restated Agency Fee Letter, dated as of December 19, 2025, among the Borrower and the Administrative Agent.

“First Lien” means a Lien comprising one of the “First Liens” (or similar term) as defined in the applicable Intercreditor Agreement.

“First Lien / Second Lien Intercreditor Agreement” means an intercreditor agreement by and among the Administrative Agent, the Representative or Representatives in respect of any other First Lien Secured Obligations (if any), and the Representative or Representatives in respect of any applicable junior lien Indebtedness that is otherwise permitted to be incurred hereunder, substantially in the form of Exhibit J hereto.

“First Lien Secured Obligations” means any Indebtedness that is secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Secured Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Test Period, the ratio of (1) Consolidated EBITDA as of the last day of such Test Period to (2) the Fixed Charges of such Person as of the last day for such Test Period. In the event that the Borrower or any of its Restricted Subsidiaries incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Equity Interests subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with or in connection with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in clause (f) of Section 1.09 hereof.

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“Fixed Charges” means, with respect to the Borrower for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Leases, and the net of the effect of all payments made or received pursuant to Swap Obligations in respect of interest rates (other than in connection with the early termination thereof, and excluding any non-cash interest expense attributable to the mark-to-market valuation of Swap Obligations or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, including any expensing of bridge, commitment fees or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; provided that, for purposes of calculating Consolidated Interest Expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such Consolidated Interest Expense applies; plus

(2) the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividends, whether paid or accrued, on any series of Preferred Stock or any series of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4) the consolidated interest income of the Borrower and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income;

provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of the Borrower after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of the Borrower will be disregarded. For purposes of this definition, interest on Capitalized Leases will be deemed to accrue at the interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Leases in accordance with GAAP.

“Floor” means a rate of interest equal to 0.00%.

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“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority; (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments; (c) the receipt of a notice by applicable Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan; (d) the incurrence by any Loan Party or any Restricted Subsidiary of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein; or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Restricted Subsidiary, or the imposition on any Loan Party or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” means any Plan that, under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary which is not a Domestic Subsidiary.

“Founder Advisory Agreement” means that certain advisory services agreement, dated December 12, 2019, between EverArc Founders LLC, a Delaware limited liability company and Parent.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary of any U.S. Subsidiary (that is a regarded entity for U.S. tax purposes) of Holdings all the material assets of which consist, directly or indirectly, of (a) Equity Interests (including for this purpose, instruments treated as equity for U.S. federal tax purposes) in or indebtedness issued by (x) one or more Foreign Subsidiaries or Unrestricted Subsidiaries that are CFCs or (y) one or more other FSHCOs and (b) Cash and Cash Equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clause (a) of this definition.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that, subject to Section 1.03, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include Holdings and each Restricted Subsidiary that shall have become a Guarantor pursuant to Section 6.11. For avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes.

“Guaranty” means, collectively, the guaranty of the Secured Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law based on their dangerous or deleterious properties.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement; provided that any Person that becomes Successor Holdings in accordance with Section 7.14(b) shall be deemed to be “Holdings” for purposes hereunder and under the Loan Documents.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

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“Immaterial Subsidiary” means any Subsidiary which is not a Material Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services due more than 60 days after such property is acquired or such services are completed;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Preferred Stock or Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (C) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business, and (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

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“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Recipient, all Taxes imposed on or required to be withheld or deducted from or with respect to payments under the Loan Documents other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, (ii) any Taxes (other than Taxes described in clause (i) above) imposed by a jurisdiction as a result of such Recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any present or former connection between such Recipient and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (iii) any Taxes attributable to the failure by or inability of such Recipient to deliver the documentation required to be delivered pursuant to Section 3.01(d) and Section 3.01(e), (iv) any branch profits Taxes imposed by the United States under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction in which such Recipient is located, (v) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07(a)), any withholding Tax that is in effect and would apply to amounts payable hereunder at such time the Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Guarantor with respect to such withholding Tax pursuant to Section 3.01 and (vi) any withholding Taxes imposed under FATCA.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning set forth in Section 10.08.

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“Intercreditor Agreements” means, collectively, (i) any First Lien / Second Lien Intercreditor Agreement and (ii) any Parity Intercreditor Agreement (including the Parity Intercreditor Agreement that is in effect on the Closing Date), in each case to the extent then in effect.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

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“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to clause (d) of Section 2.18 shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including by way of merger) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment (other than to the extent such Return is funded with the proceeds of Indebtedness or Preferred Stock); provided, that in lieu of treating any Return as a deduction to the amount of any applicable Investment, the Borrower may instead elect that such Return be used to increase clause (e), (f), (g) or (h) of the definition of “Cumulative Credit.”

“IP Rights” has the meaning set forth in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” International Chamber of Commerce publication number 590 (or such later version thereof as may be in effect at the time of issuance).

“Joint Venture Investment Basket Amount” has the meaning set forth in Section 7.02(o).

“Judgment Currency” has the meaning set forth in Section 10.19.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

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“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitments, Incremental Revolving Credit Commitments and Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning set forth in Section 1.09(f).

“LCT Test Date” has the meaning set forth in Section 1.09(f).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof (other than pursuant to the terms of an Auto-Extension Letter of Credit), or the increase of the amount thereof.

“L/C Issuer” means each of MSSF, Goldman Sachs Bank USA, Bank of America, N.A., Wells Fargo Bank, National Association, BMO Bank, N.A. and HSBC Bank USA, National Association and each other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Any L/C Issuer may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such L/C Issuer (and each such Affiliate shall be deemed to be an “L/C Issuer” for all purposes of the Loan Documents).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.14. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any applicable law or rule, such as Rule 3.14 of the ISP, or similar provisions of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (i) the refusal or failure of any Revolving Credit Lender to make available its portion of any incurrence of Revolving Credit Loans or participations in Letters of Credit or Swing Line Loans when required hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; (iii) the notification by a Lender to the Borrower or the Administrative Agent that such Lender does not intend or expect to comply with any of its funding obligations hereunder or a public statement by a Lender to that effect with respect to such Lender’s funding obligations hereunder; (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that such Lender will comply with such Lender’s obligations hereunder; (v) the admission in writing by a Distressed Person that it is insolvent or such Distressed Person becoming subject to a Lender-Related Distress Event; or (vi) a Lender has become the subject of a Bail-In Action.

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“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such Lender or such person that directly or indirectly controls such Lender is not immune to the jurisdiction of any applicable court in the United States or immune to the enforcement of judgments of such courts or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Lending Office” means, as to any Lender, such office or offices of such Lender described in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that (i) in no event shall MSSF, in its capacity as L/C Issuer, be obligated to issue any letter of credit hereunder, other than a standby letter of credit, (ii) in no event shall any other L/C Issuer, in its capacity as such, be obligated to issue any letter of credit hereunder, other than a standby letter of credit unless otherwise agreed to by such L/C Issuer and (iii) any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. All Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

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“Letter of Credit Sublimit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall be deemed to not include any license or other contractual obligation relating to any IP Rights.

“Limited Condition Transaction” means any Permitted Acquisition or similar permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.

“Loan” means an extension of credit under Article II by a Lender to the Borrower in the form of a Revolving Credit Loan or Swing Line Loan (including any extensions of credit under any Revolving Commitment Increase or any Incremental Revolving Credit Commitment, any extensions of credit under any Extended Revolving Credit Commitment and any extensions of credit under any Refinancing Revolving Credit Commitment).

“Loan Documents” means, collectively, (i) this Agreement (including the Schedules hereto), (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (v) each Letter of Credit Application, (vi) each Intercreditor Agreement (including the Parity Intercreditor Agreement that is in effect on the Closing Date), (vii) any amendment, supplement, waiver or joinder to this Agreement, (viii) the Intercompany Note and (ix) each other agreement that the Borrower and the Administrative Agent (or the Required Lenders) designate in writing as a Loan Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests on the New York Stock Exchange, the NASDAQ (or, if the primary listing of such Equity Interests is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Master Agreement” shall have the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole or (ii) the material rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Loan Documents.

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“Material Intellectual Property” means any intellectual property rights that are material to the operation of the business of Parent and its Subsidiaries.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to Holdings and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be customarily publicly disclosed in connection with any issuance by Holdings or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary whose contribution to Trailing Four Quarter Consolidated EBITDA for the most recent Test Period is equal to or greater than 6.25% of such Trailing Four Quarter Consolidated EBITDA, determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Guarantors solely because their individual contributions to such Trailing Four Quarter Consolidated EBITDA do not meet the threshold set forth above have aggregate contributions to such Trailing Four Quarter Consolidated EBITDA exceeding 10.00% of such Trailing Four Quarter Consolidated EBITDA, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 and the definition of “Collateral and Guarantee Requirement” with respect to each such Subsidiary; provided further, that that any Restricted Subsidiary that owns, or holds an exclusive license in, Material Intellectual Property, shall be deemed to be a Material Subsidiary.

“Maturity Date” means (i) with respect to the Revolving Credit Facility, the earlier to occur of (x) December 19, 2030 and (y) the Springing Maturity Date, if any, (ii) with respect to any tranche of Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment and (iv) with respect to any Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MMT” means Medical Manufacturing Technologies, LLC.

“MMT Acquisition” means the acquisition by Parent, or an affiliate thereof, of all of the outstanding shares of MMT pursuant to MMT Acquisition Documents.

“MMT Acquisition Agreement” means the Securities Purchase Agreement, dated December 9, 2025 and all schedules, exhibits and annexes thereto, by and among Thunderbird Topco, L.P., a Delaware limited partnership, as the seller, Thunderbird Midco, LLC, a Delaware limited liability company, Perimeter Solutions, Inc. and Perimeter Solutions North America, Inc., a Delaware corporation, as the buyer.

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“MMT Acquisition Documents” means the MMT Acquisition Agreement and any other document designated as an MMT Acquisition Document by the Borrower and the Administrative Agent and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MS Group” has the meaning set forth in Section 9.03(f).

“MSSF” has the meaning given to such term in the preliminary statements hereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“non-Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Non-extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-U.S. Loan Party” means any Loan Party organized in a jurisdiction other than the United States or any state or territory thereof.

“Note” means a Revolving Credit Note or a Swing Line Note as the context may require.

“Notice of Intent to Cure” has the meaning set forth in Section 8.04.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents; provided that in no event shall “Obligations” include any Secured Cash Management Obligations or Secured Hedge Obligations; provided, further, that Obligations of any Guarantor shall not include any Excluded Swap Obligations solely of such Guarantor.

“OFAC” has the meaning set forth in Section 5.18(a).

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“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” has the meaning set forth in the preliminary statements to this Agreement.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means Perimeter Solutions, Inc., a Delaware corporation.

“Parent Operating Agreement” means the articles of association of Parent in effect on the Closing Date.

“Parity Intercreditor Agreement” means (a) that certain First Lien Pari Passu Intercreditor Agreement, dated as of the Original Closing Date, by and among the Administrative Agent, the 2029 Notes Collateral Agent and any other applicable Representative in respect of any other First Lien Secured Obligations from time to time party thereto and (b) any other intercreditor agreement by and among the Administrative Agent and the Representative or Representatives in respect of any First Lien Secured Obligations that are otherwise permitted to be incurred hereunder, substantially in the form of Exhibit I hereto.

“Participant” has the meaning set forth in Section 10.07(e).

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“Participant Register” has the meaning set forth in Section 10.07(e).

“Payment Recipient” has the meaning set forth in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or has made or been obligated to make contributions at any time during the immediately preceding six plan years.

“Perfection Certificate” means a certificate substantially in the form of approved by the Administrative Agent and agreed by the Borrower dated as of the Closing Date, as the same shall be supplemented from time to time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Other Debt Conditions” means that such applicable Indebtedness (i) does not mature prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time guaranteed by any Person other than the Loan Parties (except with respect to any Permitted Ratio Debt incurred by non-Loan Parties, subject to the limitations set forth in clause (iv) of the definition thereof), (iii) to the extent, is not secured by property or assets of any Person other than the Collateral (except with respect to any Permitted Ratio Debt incurred by non-Loan Parties, subject to the limitations set forth in clause (iv) of the definition thereof) and (v) does not have terms and conditions that are materially more restrictive on the Loan Parties (when taken as a whole) than the terms and conditions contained in the Loan Documents (as reasonably determined by the Borrower).

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary (including any such Indebtedness incurred to finance any Permitted Acquisition or other similar Investment permitted hereunder), provided that immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist after giving effect to such the incurrence of such Permitted Ratio Debt (or, in the case of Indebtedness incurred to finance a Limited Condition Transaction, no Event of Default (as determined in accordance with Section 1.09(f)) shall exist on the LCT Test Date); provided, that this clause (i) shall not apply if the Indebtedness being incurred is in the form of securities (including Registered Equivalent Notes) or a bridge credit agreement intended to be refinanced with an issuance of securities, (ii) the aggregate principal amount of such Indebtedness incurred following the Closing Date shall not exceed the sum of (A) the greater of (I) $315,000,000 (or, after completion of the MMT Acquisition, $360,000,000) at any one time outstanding and (II) 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated on a Pro Forma Basis) minus the aggregate principal amount of Indebtedness incurred pursuant to Section 2.14(d)(iii)(A) plus (B) such additional amount (x) secured by Liens on the Collateral on a pari passu lien basis with the Liens on the Collateral securing the Revolving Credit Loans that would not cause the Consolidated First Lien Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) to exceed 4.20 to 1.00, (y) secured by Liens on the Collateral on a junior lien basis to the Liens on the Collateral securing the Revolving Credit Loans, that would not cause the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) to exceed 4.70 to 1.00 or (z) unsecured, that would not cause the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) to exceed 5.50 to 1.00), in each case, after giving effect to any such incurrence or issuance and any transaction consummated in connection therewith on a Pro Forma Basis, and, in each case, assuming a borrowing of the maximum amount of such Indebtedness available thereunder (provided that, at the option of the Borrower, any unfunded commitments may be tested on the date such Indebtedness is incurred in lieu of testing on the date of establishment), and excluding the cash proceeds of any such Indebtedness for the purposes of netting; provided that to the extent the proceeds thereof are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness, plus (C) an amount equal to (1) the sum, without duplication, of all permanent voluntary commitment reductions or terminations of the Revolving Credit Facility or any other revolving facility incurred pursuant to clause (ii)(A) above (in each case, other than to the extent funded or replaced by a contemporaneous financing) minus (2) the aggregate principal amount of Incremental Revolving Credit Commitments incurred in reliance on Section 2.14(d)(iii)(B), (iii) (A) except in the case of any such Indebtedness in the form of a bridge loan intended to be refinanced with a securities offering the maturity date of which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Latest Maturity Date at the time such Indebtedness is incurred, if such Indebtedness is designated as “Additional First Lien Debt” (or similar term) under (and as defined in) the applicable Intercreditor Agreements or is otherwise secured by the Collateral on a First Lien basis, such Indebtedness does not mature prior to the Latest Maturity Date at the time such Indebtedness is incurred and shall be in the form of securities (including Registered Equivalent Notes) or a bridge credit agreement intended to be refinanced with an issuance of securities and (B) except in the case of any such Indebtedness in the form of a bridge loan intended to be refinanced with a securities offering the maturity date of which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, if such Indebtedness is secured (other than as described in clause (iii)(A) hereof) or is unsecured, such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Section 7.03(g), does not exceed in the aggregate at any time outstanding the greater of $236,250,000 (or, after completion of the MMT Acquisition, $270,000,000) and 75.0% of Trailing Four Quarter Consolidated EBITDA determined at the time of incurrence, (v) any such Indebtedness shall be subject to the Permitted Other Debt Conditions, (vi) the terms and conditions thereof are not materially more restrictive on the Loan Parties (when taken as a whole) than the terms and conditions contained in the Loan Documents (as reasonably determined by the Borrower) and (vii) if such Indebtedness is secured by the Collateral, it shall be subject to a First Lien / Second Lien Intercreditor Agreement and/or a Parity Intercreditor Agreement, as applicable (it being understood that (x) amounts under clause (ii)(B) (to the extent compliant therewith) shall be deemed to have been used prior to utilization of amounts under clause (ii) (A) or (ii)(C), and amounts under clause (ii)(C) shall be deemed to have been used prior to utilization of amounts under clause (ii)(A), (y) loans may be incurred under both clauses (ii)(A) and (ii)(B), (ii)(B) and (ii)(C) or (ii)(A), (ii)(B) and (ii)(C) and proceeds from any such incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clause (ii)(B) above and then calculating the incurrence under clause (ii)(A) and/or (ii)(C) and, for the avoidance of doubt, any such incurrence under clause (ii) (A) and/or (ii)(C) shall not be given pro forma effect for purposes of determining the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio, as applicable, for purposes of effectuating the incurrence under clause (ii)(B) in such single transaction and (z) the Borrower may redesignate any such Indebtedness originally incurred pursuant to clause (ii)(A) or (ii)(C) as incurred pursuant to clause (ii)(B) if, at the time of such redesignation, such incurrence would be permitted in the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the ability to incur Indebtedness pursuant to clause (ii)(A) or (ii)(C) as of the date of such redesignation by the amount of such Indebtedness so redesignated)).

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“Permitted Refinancing” means, with respect to any Person, any Refinancing of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) except with respect to (x) a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(e), (g), (u) or (w) or (y) a Permitted Refinancing in the form of a bridge loan intended to be refinanced with a securities offering the maturity date of which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the maturity date of the Indebtedness being refinanced, the Indebtedness resulting from such Refinancing has a final maturity date equal to or later than the maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to (x) Section 7.03(e) or 7.03(g) or (y) 7.03(s), 7.03(t) or 7.03(x) (in each case of this clause (y), solely to the extent such Refinanced Indebtedness is in the form of securities (including Registered Equivalent Notes) or a bridge credit agreement intended to be refinanced with an issuance of securities), at the time of such Refinancing, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being Refinanced is subordinated in right of payment to the Obligations, the Indebtedness resulting from such Refinancing is subordinated in right of payment to the Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, and the Indebtedness resulting from such Refinancing is incurred by one or more Persons who is an obligor of the Indebtedness being Refinanced or (ii) otherwise reasonably acceptable to the Administrative Agent. For the avoidance of doubt, if such Permitted Refinancing is secured by the Collateral, it shall be subject to a First Lien / Second Lien Intercreditor Agreement and/or a Parity Intercreditor Agreement, as applicable and shall not be secured on a more senior basis (relative to the Obligations) than the Indebtedness being refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.01(d).

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Pounds Sterling” means the lawful money of the United Kingdom.

“Preferred Stock” means any Equity Interest with a preferential right of payment with respect to dividends or upon liquidation, dissolution or winding up.

“

Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

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“Proceeding” has the meaning set forth in Section 10.05.

“Proceeds” has the meaning set forth in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Compliance” means, with respect to the covenant in Section 7.11, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.09.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Equity Interests that is traded on a stock exchange or in the over-the-counter market. For the avoidance of doubt, Parent is a Public Company as of the Closing Date.

“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.

“Public Lender” has the meaning set forth in Section 6.01(d).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

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“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary; (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value; and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, in each case, as determined by the Borrower or the applicable Restricted Subsidiary in good faith. The grant of a security interest in any Securitization Assets of the Borrower or any of their Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures thereto.

“Receivables Assets” means (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or Restricted Subsidiary in connection with a Receivables Facility.

“Receivables Facility” means an agreement between the Borrower or a Restricted Subsidiary and a third party that is entered into at the request of a customer of the Borrower or a Restricted Subsidiary, pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, agrees to sell to such third party accounts receivable owing by such customer, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, and (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Standard Securitization Undertakings) to the Borrower and such Restricted Subsidiary.

“Recipient” means (a) any Agent, (b) any Lender, (c) any L/C Issuer or (d) the Swing Line Lender, as applicable.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

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“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series).

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s controlled Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment to the Environment.

“Released Guarantor” has the meaning set forth in Section 11.09.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning set forth in Section 9.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Representative” has the meaning assigned to the term “Representative” (or similar term) in the applicable Intercreditor Agreement.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that “Required Lenders” shall not comprise fewer than two Revolving Credit Lenders and, for purposes of this proviso, a Revolving Credit Lender and its Affiliates shall be deemed to constitute one Revolving Credit Lender.

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“Resignation Effective Date” has the meaning set forth in Section 9.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Loan Party or any other Responsible Officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means Cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Borrower; provided, that Cash and Cash Equivalents maintained by any Foreign Subsidiary that is subject to minority shareholder approval before being distributed to the Borrower (a “Shareholder Restriction”) shall not be deemed to be “Restricted Cash” as a result of such Shareholder Restriction.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolver Extension Request” has the meaning set forth in Section 2.16(b).

“Revolver Extension Series” has the meaning set forth in Section 2.16(b).

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01 or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.

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“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $200,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment is set forth in Schedule 1.01B under the caption “Initial Revolving Credit Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as the case may be.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments, each Class of Incremental Revolving Credit Commitments, each Extension Series of Extended Revolving Credit Commitments, each Refinancing Series of Refinancing Revolving Credit Commitments and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” has the meaning set forth in Section 2.01.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” has the meaning set forth in Section 5.18(b).

“Sanctioned Person” has the meaning set forth in Section 5.18(b).

“Sanctions” has the meaning set forth in Section 5.18(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

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“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or (b), together with the accompanying Compliance Certificate delivered, or required to be delivered, pursuant to Section 6.02(a).

“Secured Cash Management Agreement” means any agreement between the Borrower or any Restricted Subsidiary and any Secured Cash Management Provider for the provision of Cash Management Services, to the extent designated by the Borrower as a “Secured Cash Management Agreement” in writing to the Administrative Agent. The designation of any Secured Cash Management Agreement shall not create in favor of any Secured Cash Management Provider any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Cash Management Obligations” means all obligations owing to any Secured Cash Management Provider by the Borrower or any Restricted Subsidiary under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means any Person that is a Lender, Agent, Arranger or an Affiliate of a Lender, Agent or Arranger at the time it enters into a Secured Cash Management Agreement (regardless of whether such Person thereafter ceases to be a Lender, Agent, Arranger or an Affiliate of a Lender, Agent or Arranger), in its capacity as a party thereto and that is designated a “Secured Cash Management Provider” with respect to such Secured Cash Management Agreement in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender or Agent) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if such Secured Cash Management Provider were a Lender. Secured Cash Management Provider shall include any other financial institution reasonably acceptable to the Administrative Agent to the extent that such other financial institution is designated a “Secured Cash Management Provider” with respect to its Secured Cash Management Agreement by the Borrower and delivers to the Administrative Agent the letter agreement described in the preceding sentence. The designation of any Secured Cash Management Provider shall not create in favor of such Secured Cash Management Provider any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Secured Hedge Bank, to the extent designated by the Borrower and such Secured Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of any Secured Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Hedge Bank” means any Person that is a Lender, Agent, Arranger or an Affiliate of a Lender, Agent or Arranger at the time it enters into a Secured Hedge Agreement (regardless of whether such Person thereafter ceases to be a Lender, Agent, Arranger or an Affiliate of a Lender, Agent or Arranger), in its capacity as a party thereto and that is designated a “Secured Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender or Agent) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if such Secured Hedge Bank were a Lender. The designation of any Secured Hedge Bank shall not create in favor of such Secured Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

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“Secured Hedge Obligations” means all obligations owing to any Secured Hedge Bank by Holdings, the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement.

“Secured Obligations” means, collectively, the Obligations, the Secured Cash Management Obligations and the Secured Hedge Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Secured Cash Management Providers, the Secured Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (a) the accounts receivable subject to a Qualified Securitization Financing and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by a borrower in connection with a Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing or a Receivables Facility.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of their Subsidiaries pursuant to which the Borrower or any of their Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of their Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of their Subsidiaries.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility, as applicable, to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any of their Subsidiaries makes an Investment and to which the Borrower or any of their Subsidiaries transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or any of their Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any of their Subsidiaries, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates Holdings, the Borrower or any of their Subsidiaries, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of Holdings, the Borrower or any of their Subsidiaries, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any of their Subsidiaries, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any of their Subsidiaries, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

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“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the Closing Date and substantially in the form of Exhibit F, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” and “Solvency” mean, with respect to Holdings on the Closing Date, after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection therewith, that on such date (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

“SPC” has the meaning set forth in Section 10.07(h).

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“Specified Letter of Credit Sublimit” means, with respect to any L/C Issuer, the amount set forth beside such L/C Issuer’s name on Schedule 1.01D hereto or in each case such other amount as specified in the agreement pursuant to which such Person becomes an L/C Issuer hereunder.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests or assets of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under this Agreement or any other revolving credit facility or line of credit) or Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Springing Maturity Date” means the date that is 91 days prior to the scheduled final maturity date of the 2029 Notes or any replacement or refinancing of such 2029 Notes, unless, on such date, the 2029 Notes have (i) been repaid in full or (ii) been amended, modified or waived, such that the maturity date of any then outstanding 2029 Notes is no earlier than March 20, 2031, in which case the Springing Maturity Date shall not occur.

“Standard Securitization Undertakings” means representations, warranties, covenants, agreements, indemnities and guarantees of performance entered into by the Borrower or any of their Subsidiaries that are customary in a Securitization Financing or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations, and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries (whether direct or indirect) of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings or the Borrower in its capacity as a Guarantor.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Successor Holdings” has the meaning set forth in Section 7.14(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means MSSF, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a). All Swing Line Loans shall be Base Rate Loans.

“Swing Line Loan Notice” means a written notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B hereto or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and agreed to by the Borrower.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.

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“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination and for which Section 6.01 Financials have been delivered or were required to have been delivered to the Administrative Agent (or, before the first delivery of Section 6.01 Financials, the most recent period of four consecutive fiscal quarters at the end of which financial statements are available).

“Threshold Amount” means the greater of $94,500,000 (or, after completion of the MMT Acquisition, $108,000,000) and 30.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated on a Pro Forma Basis in accordance with Section 1.09).

“Trailing Four Quarter Consolidated EBITDA” means Consolidated EBITDA for the most recently ended period of four fiscal quarters of the Borrower for which financial statements are available (determined in accordance with Section 1.09).

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“Transactions” means, collectively, the Closing Date Refinancing and the consummation of any other transactions contemplated by this Agreement in connection with the foregoing, together with the payment of all fees, costs and expenses in connection with any of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, or a SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Closing Date. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit H hereto.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower (other than Invictus U.S., LLC) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and each Securitization Subsidiary.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Subsidiary” means any Subsidiary that is a United States person (as defined in Section 7701(a)(30) of the Code).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that AHYDO payments and the effects of any reductions in scheduled amortization or other scheduled payments as a result of any prior prepayment of the applicable Indebtedness shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The word “or” is not exclusive.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

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(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(j) All references to “knowledge” of any Loan Party or a Restricted Subsidiary means the actual knowledge of a Responsible Officer of such Loan Party or Restricted Subsidiary.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(m) All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in any jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in any jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

Section 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (a) any lease that would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP shall not be treated as Indebtedness, Attributable Indebtedness or as a Capitalized Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on December 31, 2018, that would be treated as an operating lease for purposes of GAAP as of December 31, 2018 shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after December 31, 2018 and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

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Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, Refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, Refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents or by any applicable Intercreditor Agreement; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Any term or section reference herein or in the other Loan Documents which refers to a defined term or section reference in any Organization Document, agreement, Contractual Obligation or Law shall be deemed to be a cross-reference to the same or comparable defined term or section reference, as applicable, in any such amendment, Refinancing, restatement, renewal, restructuring, extension, supplement or other modification to such Organization Document, agreement, Contractual Obligation or any such consolidation, amendment, replacement, supplement or interpretation of such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance.

Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio, shall be calculated in the manner prescribed by this Section 1.09; provided that notwithstanding anything to the contrary in Section 1.09(b), (c) or (d), when calculating the Consolidated Secured Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower); provided that, the provisions of this sentence shall not apply for purposes of calculating the Consolidated Secured Net Leverage Ratio for purposes of the definition of “Applicable Rate” and determining actual compliance with Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11), each of which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period, subject to the adjustments contemplated by the parenthetical in clause (ii) of the proviso to the first sentence of this Section 1.09(a).

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(b) For purposes of calculating any financial ratio or test, or basket that is based on a percentage of Consolidated EBITDA, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.09(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.09(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c) Whenever pro forma effect is to be given to the Transactions, a Specified Transaction or the implementation of an operational initiative or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to the Transactions, such Specified Transaction or such implementation of an operational initiative or operational change; provided that (A) such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies are factually supportable in the good faith judgment of the Borrower, (B) such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies are factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Borrower within 24 months after the date of the Transactions, such Specified Transaction or such implementation of an operational initiative or operational change, (C) no amounts shall be added pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies permitted to be added back pursuant to this Section 1.09(c) and clause (6) of the definition of “Consolidated EBITDA” shall not exceed with respect to any four quarter period, 25% of Consolidated EBITDA for such period (calculated after giving effect to any such adjustments).

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(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or (ii) subject to Section 1.09(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) At any time prior to the first applicable test date under Section 7.11, any provision requiring the pro forma compliance with Section 7.11 shall be made assuming that compliance with the Consolidated Secured Net Leverage Ratio set forth in Section 7.11 for the first Test Period set forth in Section 7.11 is required with respect to the most recent Test Period prior to such time.

(f) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, testing availability under any basket provided for in this Agreement or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or requiring the accuracy of representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination or measurement of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant or accuracy of representations and warranties shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured or determined on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the Test Period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with on such date. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the target of any Limited Condition Transaction (other than as a result of any incurrence, disposition or Restricted Payment) or currency exchange rates, at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, baskets and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios, baskets and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 7.11) or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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Section 1.10. Currency Generally.

For purposes of determining compliance with Section 7.01, 7.02, 7.03, 7.05, 7.06 or 7.13 with respect to any transaction consummated in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such transaction is consummated (so long as such transaction, at the time consummated, was permitted hereunder).

Section 1.11. Divisions.

For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12. [Reserved].

Section 1.13. Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the use, administration, adoption, effect, implementation or composition of any Conforming Changes or any component definition thereof. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.14. Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount that may be drawn under such Letter of Credit during the remaining life thereof.

Section 1.15. Compliance with Certain Sections.

For purposes of determining compliance with Section 7, in the event that any Lien or Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof) meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 7, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower from time to time in any manner not expressly prohibited by this Agreement.

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Section 1.16. Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Article II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Revolving Credit Borrowings.

Subject to the terms and conditions expressly set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower pursuant to Section 2.02 (each such loan, together with any loans made pursuant to an Extended Revolving Credit Commitment, Incremental Revolving Loans and Refinancing Revolving Credit Loans, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, such Revolving Credit Lender’s Revolving Credit Exposure shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and re-borrow under this Section 2.01 in each case without premium or penalty (subject to Section 3.05). Revolving Credit Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion Revolving Credit Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s notice to the Administrative Agent. Each such notice must be received by the Administrative Agent (1) not later than 11:00 a.m., three Business Days prior to the requested date of any Borrowing or continuation of SOFR Loans or any conversion of Base Rate Loans to SOFR Loans, and (2) not later than 1:00 p.m., one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (1) above may be delivered on the Closing Date in the case of the initial Credit Extensions. Each notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery (including via email) to the Administrative Agent of a written Committed Loan Notice (and will not be effective until so confirmed), appropriately completed and signed by a Responsible Officer of the Borrower. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of SOFR Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000, in excess thereof. Except as provided herein, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) [reserved], (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, SOFR Loans with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Credit Loans, in each case as described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds, through its relevant Lending Office, at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as SOFR Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans, upon determination of such interest rate. The determination of the Term SOFR Reference Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in MSSF’s (or any successor administrative agent’s) prime rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

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(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent promptly after written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(h) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitment. Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Sublimit Expiration Date, to issue Letters of Credit at sight denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or extend the expiration date of Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) with respect to the applicable L/C Issuer, the available balance of all outstanding Letters of Credit issued by such L/C Issuer would exceed the applicable Specified Letter of Credit Sublimit of such L/C Issuer then in effect; provided, further, that notwithstanding anything herein to the contrary, (I) no L/C Issuer shall have any obligation to issue trade or commercial Letters of Credit without its consent and (II) Letters of Credit will be issued in accordance with the relevant L/C Issuer’s policies and procedures. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed.

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(i) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any material unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance (or more than 180 days thereafter in the case of trade Letters of Credit), unless (1) each Appropriate Lender has approved of such expiration date or (2) the applicable L/C Issuer has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized in an aggregate amount equal to 103% of the face value of the relevant Letter of Credit or back-stopped in a manner reasonably satisfactory to such L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Sublimit Expiration Date, unless such Letter of Credit has been Cash Collateralized in an aggregate amount equal to 103% of the face value of the relevant Letter of Credit or back-stopped in a manner reasonably satisfactory to such L/C Issuer;

(D) the issuance of such Letter of Credit would violate any policies of such L/C Issuer applicable to letters of credit generally; and

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral in an aggregate amount equal to 103% of the face value of the relevant Letter of Credit, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii) An L/C Issuer shall be under no obligation to issue any amendment to any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

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(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 a.m., at least three Business Days prior to the proposed issuance date; or, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the stated amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application with respect to any standby Letter of Credit, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Sublimit Expiration Date unless Cash Collateralized in an aggregate amount equal to 103% of the face value of the relevant Letter of Credit or back-stopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Sublimit Expiration Date; provided that the relevant L/C Issuer shall not be required to permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (in writing) on or before the day that is seven Business Days before the Non-extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

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(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. With respect to any payment by an L/C Issuer under a Letter of Credit, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in accordance with the preceding sentence not later than (x) 2:00 p.m. on the first Business Day immediately following delivery of written notice to the Borrower of such payment if such written notice is delivered on or prior to 9:00 a.m. and (y) otherwise, not later than 2:00 p.m. on the second Business Day immediately following delivery of written notice to the Borrower of such payment (any such date of reimbursement, an “Honor Date”); provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant L/C Issuer shall notify the Borrower in writing of the amount of the drawing promptly following the determination or revaluation thereof. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in Dollars.

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(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to satisfaction or waiver of the conditions set forth in Section 4.02(i) and 4.02(ii) (without regard to any required borrowing amounts).

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding).

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(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) [reserved]; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full);

provided that the foregoing in clauses (i) through (vii) shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith, material breach or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

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(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith, material breach or gross negligence or such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith, material breach or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) If, as of the Letter of Credit Sublimit Expiration Date, any Letter of Credit issued to the Borrower may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02, (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all of its L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Sublimit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) through (iv), the next Business Day following the Business Day that the Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent or another financial institution acceptable to the Administrative Agent and may be invested in readily available Cash and Cash Equivalents (for the benefit of the Borrower). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or nonconsensual liens permitted under Section 7.01 or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) 103% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 103% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the Borrower. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Borrower in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars.

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(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.17, then the Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders, but such Letter of Credit fee shall instead be retained by the Borrower to the extent the applicable Letter of Credit is Cash Collateralized and/or payable to such other Revolving Credit Lenders to the extent reallocated to such other Revolving Credit Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.17, then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Sublimit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it for the account of the Borrower (whether for the benefit of the Borrower or its Subsidiaries) equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the applicable requesting Borrower and the applicable L/C Issuer) of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Sublimit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued for the account of the Borrower (whether for the benefit of the Borrower or its Subsidiaries) the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 30 days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender reasonably acceptable to the Borrower may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Letter of Credit Reporting. On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent a complete list of outstanding Letters of Credit issued by such L/C Issuer.

(m) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Sublimit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Sublimit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed solely with the L/C Issuers.

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(n) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuers hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of the Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and re-borrow under this Section 2.04 without premium or penalty (subject to Section 3.05). Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s notice to the Swing Line Lender and the Administrative Agent. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date and shall specify (i) the principal amount to be borrowed, which shall be a minimum of $100,000 (and shall be an integral multiple of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (in writing), Swing Line Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (in writing) of the contents thereof. Unless the relevant Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (solely after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

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(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The relevant Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

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(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each, a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.

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Section 2.05. Prepayments.

(a) Optional.

(i) The Borrower may, upon written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty (except as expressly set forth in this Section 2.05); provided that (1) such notice must be received by the Administrative Agent (A) not later than 11:00 a.m., three Business Days prior to any date of prepayment of SOFR Loans and (B) not later than 1:00 p.m., one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of SOFR Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan (other than prepayments of Base Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Class or Classes and the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement. Notwithstanding anything to the contrary in this Agreement, (x) after any Extension, the Borrower may voluntarily prepay any Borrowing of any Class of non-extended Revolving Credit Loans (and terminate the related Revolving Credit Commitment) pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Extended Revolving Credit Loans or may voluntarily prepay any Borrowing of any Extended Revolving Credit Loans (and terminate the related Extended Revolving Credit Commitment) pursuant to which the related Extension Offer was made without any obligation to voluntarily prepay the corresponding non-extended Revolving Credit Loans and (y) after the incurrence or issuance of any Incremental Revolving Loans or Refinancing Revolving Credit Loans, the Borrower may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Revolving Credit Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) any Class of Incremental Revolving Loans or Refinancing Revolving Credit Loans, or may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Class of Incremental Revolving Loans or Refinancing Revolving Credit Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) any Revolving Credit Loans.

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(ii) The Borrower may, upon notice to the Swing Line Lender by the Borrower (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may be extendable or revocable and may be conditional if such prepayment is conditioned upon a Refinancing of all or any portion of the applicable Class or occurrence of another event.

(b) Mandatory.

(i) If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall within one Business Day after receipt of written notice from the Administrative Agent prepay the Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(ii) If at any time, the available balance of all outstanding Letters of Credit issued by any L/C Issuer exceeds such L/C Issuer’s Specified Letter of Credit Sublimit, the Borrower shall, in each case, forthwith, upon notification by the Administrative Agent, provide Cash Collateral in the manner set forth in Section 2.03(g).

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon (other than prepayments of Base Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), together with, in the case of any such prepayment of a SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

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Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000, or any whole multiple of $500,000 in excess thereof or, if less, the entire amount thereof, (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess and (iv) any termination or permanent reduction of any Revolving Credit Commitments pursuant to this Section 2.06(a) shall be applied as directed by the Borrower, including as to any Class of Extended Revolving Credit Commitments or existing Revolving Credit Commitments (including any Incremental Revolving Credit Commitments and Refinancing Revolving Credit Commitments). Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, any notice of termination of any Commitments may be conditional, extendable or revocable if such termination would result from a Refinancing of all or any portion of the applicable Class or occurrence of any other event.

(b) Mandatory. The Revolving Credit Commitments of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All unused commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) [Reserved].

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans under such Facility outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date that is seven Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

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Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Reference Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans that are Base Rate Loans.

(b) During the continuance of an Event of Default under Section 8.01(a) or non-payment after acceleration pursuant to Section 8.01(f), the Borrower shall pay interest on past due amounts (after giving effect to any applicable grace period) owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under the Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, an unused commitment fee equal to the Applicable Rate with respect to unused commitment fees for the Revolving Credit Facility times the actual daily amount by which the aggregate amount of the Revolving Credit Commitments for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility (for the avoidance of doubt, excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any unused commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such unused commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no unused commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The unused commitment fee on the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

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(b) Other Fees. The Borrower shall pay to the Arrangers such fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10. Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR Reference Rate) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. All interest hereunder on any SOFR Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

Section 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) and proposed Section 1.163-5(b), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

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Section 2.12. Payments Generally.

(a) Except as provided by Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense (other than payment in full), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day (or, in the Administrative Agent’s sole discretion, on the same Business Day) and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

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A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

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Section 2.13. Sharing of Payments.

If, other than as provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it, or the participations in L/C Obligations or Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower or application of funds pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder, (C) [reserved], (D) in connection with a transaction pursuant to an Extension Amendment, Refinancing Amendment or Incremental Amendment, (E) the application of Cash Collateral as provided herein (including the application of funds arising from the existence of a Defaulting Lender) or (F) non-pro rata payments and repayments permitted pursuant to Section 2.16(b). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participations. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of the Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 (each, an “Extension Offer”) without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension shall constitute a payment or prepayment of any Revolving Credit Loans for purposes of this Section 2.13). Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14. Incremental Credit Extensions.

(a) Incremental Revolving Credit Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase” and commitments with respect thereto, the “Incremental Revolving Credit Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Revolving Loans. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the terms and conditions in this Section 2.14, (x) each Incremental Revolving Credit Lender shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan”) in an amount equal to its Incremental Revolving Credit Commitment and (y) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment and the Incremental Revolving Loans made pursuant thereto.

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(c) Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Credit Commitments. Incremental Revolving Credit Commitments may be provided by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Revolving Credit Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Revolving Credit Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such Incremental Revolving Credit Commitments, an “Incremental Revolving Credit Lender”); provided that the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Revolving Credit Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Event of Default shall exist after giving effect to such Incremental Revolving Credit Commitments;

(ii) each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $2,500,000 and shall be in an increment of $500,000 (provided that such amount may be less than $2,500,000 or $500,000, as applicable, if such amount represents all remaining availability under the limit set forth in clause (iii) below); and

(iii) the aggregate amount of the Incremental Revolving Credit Commitments shall not exceed the sum of (A) the greater of (I) $315,000,000 (or, after completion of the MMT Acquisition, $360,000,000) and (II) 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated on a Pro Forma Basis) minus the aggregate principal amount of Indebtedness incurred pursuant to clause (ii)(A) of the definition of “Permitted Ratio Debt”, plus (B) an amount equal to the sum, without duplication, of all permanent voluntary commitment reductions or terminations of the Revolving Credit Facility or any other revolving facility incurred pursuant to clause (A) above or clause (ii)(A) of the definition of “Permitted Ratio Debt” (it being understood that (x) amounts under clause (B) shall be deemed to have been used prior to utilization of amounts under clause (A) and (y) loans may be incurred under both clauses (A) and (B) and proceeds from any such incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clause (B) above and then calculating the incurrence under clause (A)).

(e) Required Terms. The terms, provisions and documentation of the Incremental Revolving Loans and Incremental Revolving Credit Commitments shall be identical to, and documented as an increase to, the Revolving Credit Commitments; provided that the Borrower and the Incremental Revolving Credit Lenders may separately agree as to the amount of any commitment, arrangement, structuring, upfront or similar fees that are payable in connection with the establishment of any Incremental Revolving Credit Commitments hereunder.

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(f) Incremental Amendment. Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Revolving Credit Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. No Lender shall be obligated to provide any Incremental Revolving Credit Commitments, unless it so agrees.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date, (a) each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15. Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement, in the form of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued) and (3) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

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(b) The effectiveness of any Refinancing Amendment, to the extent reasonably requested by the Administrative Agent, shall be subject to the receipt by the Administrative Agent of (i) customary legal opinions consistent with those delivered on the Closing Date (other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and the fourth paragraph of Section 10.01 and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16. Extension of Revolving Credit Loans.

(a) [Reserved].

(b) Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (w) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche, (x) not provide for guarantees by any Person other than Guarantors nor be incurred by any Person other than a Loan Party, (y) have the same payment and lien priority as the Existing Revolver Tranche and (z) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Credit Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Credit Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, not materially more favorable (as reasonably determined by the Borrower) to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings) unless the existing Lenders receive the benefit of such favorable terms or for covenants and other provisions applicable only to periods after the Latest Maturity Date: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than two different Maturity Dates; (ii) the pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); provided, further, that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (B) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of any applicable Intercreditor Agreement (to the extent any such Intercreditor Agreement is then in effect) and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(b)).

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(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.07, no Lender shall have any obligation to agree to have any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments pursuant to any Extension Request. Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, the Revolving Credit Commitments subject to Extension Elections shall be amended to Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Revolving Credit Commitments, included in each such Extension Election.

(d) Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.16(b) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion or extension of Loans or Commitments pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

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(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as Cash Collateral for funding obligations of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees; Default Interest. That Defaulting Lender (x) shall not be entitled to receive any unused commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), (y) shall not be entitled to receive any interest at the Default Rate pursuant to Section 2.08(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such interest that otherwise would have been required to have been paid to that Defaulting Lender) and (z) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans, L/C Obligations and Swing Line Loans shall automatically be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender and (ii) each reallocation shall be given effect only to the extent it does not cause the Revolving Credit Exposure of the applicable Lender to exceed its Revolving Credit Commitments.

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(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees, or interest at the Default Rate pursuant to Section 2.08(b), accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent (with respect to any or all Fronting Exposure) or the L/C Issuer or the Swing Line Lender (solely with respect to such Person’s Fronting Exposure at such time), the Borrower shall deliver to the Administrative Agent Cash Collateral (or, in the case of Fronting Exposure with respect to Swing Line Loans, repay such Swing Line Loans) in an amount sufficient to cover all such Fronting Exposure that has not been reallocated pursuant to Section 2.17(a)(iv) (after giving effect to any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of (i) the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations or (ii) the Swing Line Lender and the Appropriate Lenders, as collateral for the Swing Line Obligations, Cash and Cash Equivalents (if reasonably acceptable to the Administrative Agent and the relevant L/C Issuer or Swing Line Lender, as applicable) or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer or Swing Line Lender, as applicable (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings.

Section 2.18. Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

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(ii) No Secured Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.18.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of any such Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) of this Section 2.18. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to Section 2.18.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

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Article III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of any obligation of the Borrower or Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Recipient (as determined in the good faith discretion of an applicable withholding agent), (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as practicable thereafter), if the Borrower or any Guarantor is the applicable withholding agent, it shall furnish to such Recipient (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Recipient.

(b) The Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of a Recipient’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (other than an assignment made pursuant to Section 3.07(a)) (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower pursuant to Section 3.07 (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Without duplication of any obligation under Section 3.01(a), the Borrower and each Guarantor agree to indemnify and hold harmless each Recipient for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that any Recipient seeking indemnification pursuant to this Section 3.01(c) provides the Borrower the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Borrower. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Recipient (or by an Agent on behalf of such Recipient), shall be conclusive absent manifest error.

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(d) Each Recipient shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Recipient to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Recipient under the Loan Documents and to determine whether any such payments are subject to information reporting or backup withholding. Each such Recipient shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Recipient are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(d)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) and Section 3.01(e) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code), to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed originals of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H-1 hereto (any such certificate in Exhibit H a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms), or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit H-3 or H-4, Form W-9 or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more beneficial owners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate substantially in the form of Exhibit H-2 may be provided by such Lender on behalf of such beneficial owner).

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(iii) Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed originals of Internal Revenue Service Form W-9, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed originals of Internal Revenue Service Form W-8ECI.

(iv) Each Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(e)   If a payment made to a Recipient under any Loan Document would be subject to withholding tax imposed under FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA, such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has or has not complied with such Person’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Any Recipient claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the determination of such Recipient, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Recipient.

(g) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Recipient, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Recipient, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Recipient in the event such Recipient is required to repay such refund to the relevant taxing authority; provided, further, that in no event will any Recipient be required to pay any amount to a Loan Party pursuant to this paragraph (g) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01 shall not be construed to require any Recipient to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

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Section 3.02.  Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans or to determine or charge interest rates based upon the Term SOFR Reference Rate, in each case after the Closing Date, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall promptly, following written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates.

Subject to Section 2.18, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

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Section 3.04.  Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any SOFR Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnified pursuant to Section 3.01, or any Taxes excluded from the definition of (x) “Indemnified Taxes” or (y) “Other Taxes”; or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining SOFR Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 Business Days after receipt of such demand.

(c) To the extent not otherwise included in the determination of Term SOFR, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits, additional interest on the unpaid principal amount of each applicable SOFR Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any SOFR Loans, as applicable, of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 Business Days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 Business Days from receipt of such notice.

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(d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)   If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05.  Funding Losses.

Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:

(a)   any continuation, conversion, payment or prepayment of any SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)   any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any SOFR Loan of the Borrower on the date or in the amount notified by the Borrower;

including, in the case of clauses (a) and (b), any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06.  Matters Applicable to All Requests for Compensation.

(a)   Any Recipient claiming compensation under this Article III shall deliver a certificate to the Borrower (with a copy to the Administrative Agent) setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Recipient may use any reasonable and customary averaging and attribution methods.

(b)   With respect to any Recipient’s claim for compensation under Section 3.02, 3.03, 3.04 or 3.05, the Borrower shall not be required to compensate such Recipient for any amount incurred if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided, that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Recipient requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Recipient by the Borrower (with a copy to the Administrative Agent), suspend the obligation of such Recipient to make or continue from one Interest Period to another applicable SOFR Loan or, if applicable, to convert Base Rate Loans into SOFR Loan until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Recipient to receive the compensation so requested.

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(c)   If the obligation of any Lender to make or continue any SOFR Loan or to convert Base Rate Loans into SOFR Loans shall be suspended pursuant to Section 3.06(b), such Lender’s applicable SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law), and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 that gave rise to such conversion no longer exist:

(i)   to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)   all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into SOFR Loans shall remain as Base Rate Loans.

(d)   If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 that gave rise to the conversion of any of such Lender’s SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07.  Replacement of Lenders under Certain Circumstances.

(a)   If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any SOFR Loans as a result of any condition described in Section 3.02 or 3.04 or requires the Borrower to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (including by virtue of such Lender refusing to make an Extension Election pursuant to Section 2.16 or a Refinancing Amendment pursuant to Section 2.15), then the Borrower may, on three Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid in such instance) all of its rights and obligations under this Agreement (which, in the case of clause (iii), shall only apply in respect of any applicable Facility to which the consent, waiver or amendment in question relates and not to any other Facility hereunder) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents, (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be and/or (z) in the case of such Lender (other than an L/C Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or back-stop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (I) in the case of any such termination of the Revolving Credit Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and (II) such termination shall be in respect of any applicable facility (and not all Facilities hereunder).

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(b)   Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within three Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender (and the Administrative Agent is hereby authorized by each Lender to execute such Assignment and Assumption on behalf of such Lender if required to effectuate such assignment). Notwithstanding the foregoing, in addition if a Non-Consenting Lender is being replaced in connection with any Extension Amendment or Refinancing Amendment, the Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the Refinancing or replacement transaction contemplated in such notice is not consummated) to such Non-Consenting Lenders, in lieu of execution of an Assignment and Assumption as otherwise provided for in this clause (b), effect such assignment by purchasing any such Non-Consenting Lender’s Loans (which shall be automatically cancelled upon consummation of such acquisition) and unfunded Commitments at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon (and, if applicable, any amounts payable pursuant to clause (e) of this Section). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.

(c)   Notwithstanding anything to the contrary contained above, any Revolving Credit Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder, unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral, in each case in an amount equal to 103% of the face value of such outstanding Letter of Credit) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

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(d)   In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, including any Extension Amendment or Refinancing Amendment, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 or each directly and adversely affected Lender and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all of a directly and adversely affected Class of Lenders (including any Extension Amendment or Refinancing Amendment)), at least 50.1% (in dollar amount) of such Class have agreed to such consent, waiver or amendment (in lieu of any requirement to obtain the consent of the Required Lenders), then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e)   This Section 3.07 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 3.08.  Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder. Each party’s obligations under Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV.
CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

Section 4.01.  Conditions to Effectiveness.

The effectiveness of this Agreement on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a)   The Administrative Agent’s receipt of the following, each of which shall be original, pdf or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, properly executed by a Responsible Officer of the signing Loan Party:

(i)   counterparts of this Agreement executed by Holdings, the Borrower and each of the Subsidiary Guarantors;

(ii)   each Collateral Document and each other document set forth in Schedule 1.01C required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto, together with:

(A) if required pursuant to the terms of the relevant Collateral Document, certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments, if any, evidencing the Pledged Debt indorsed in blank; and

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(B) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Security Agreement, provided that no Loan Party shall be required to make any such filings with respect to IP Rights arising under the laws of jurisdictions outside of the United States;

(iii) such certificates of good standing (to the extent such concept exists in the relevant jurisdiction and only to the extent it is customary for such certificates to be delivered in similar transactions in the relevant jurisdiction) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv) a customary legal opinion, dated as of the Closing Date, from Greenberg Traurig, LLP, New York and Delaware counsel to the Loan Parties;

(v)   a solvency certificate, dated as of the Closing Date, from the chief financial officer, chief accounting officer or other officer with equivalent duties of Holdings (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D-2; and

(vi) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying as to the satisfaction of each of the conditions set forth in Sections 4.01(b), (c) and (d).

(b)   Since December 31, 2024, there shall not have occurred a Material Adverse Effect.

(c)   The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(d)   No Default or Event of Default shall exist or would result from the consummation of the Transactions on the Closing Date.

(e)   The Closing Date Refinancing shall have occurred, or substantially concurrently with the effectiveness of this Agreement on the Closing Date, shall occur in accordance with Section 4.03.

(f)   The Administrative Agent shall have received (i) the Annual Financial Statements and (ii) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal quarters of the Borrower and its consolidated subsidiaries ended March 31, 2025, June 30, 2025 and September 30, 2025.

(g)   (i) The Administrative Agent and the Arrangers shall have received at least three business days before the Closing Date all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Arrangers reasonably determine is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, the Administrative Agent and each Revolving Credit Lender that requests a Beneficial Ownership Certification will have received, at least three business days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.

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(h)   All fees and expenses earned, due and payable to the Arrangers and the Lenders on the Closing Date shall have been paid (or shall be paid substantially contemporaneously with the initial fundings under the Revolving Credit Facility) from the proceeds of the initial fundings under the Revolving Credit Facility, including fees pursuant to the Fee Letter, to the extent, in the case of reimbursement of expenses, invoiced to the Borrower at least three Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.  Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans), including in respect of any Borrowing on the Closing Date, is subject to satisfaction or waiver of the following conditions precedent:

(i)   The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(ii)   No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent and, if applicable, the relevant L/C Issuers or the relevant Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Section 4.02 to the contrary, (i) the effectiveness of any Refinancing Amendment shall be subject only to the conditions precedent set forth in Section 2.15(b) and such conditions as are mutually agreed between the Borrower and the Lenders party to the applicable amendment and (ii) the effectiveness of any Extension Amendment shall be subject only to the conditions precedent set forth in Section 2.16(d) and to such conditions as are mutually agreed between the Borrower and the Lenders party to the Extension Amendment, the absence of any Event of Default and such conditions as are mutually agreed between the Borrower and the Lenders party to the applicable amendment.

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Section 4.03.  Effect on Existing Credit Agreement.

Upon this Agreement becoming effective in accordance with Section 4.01, all commitments of the lenders under the Existing Credit Agreement to fund additional advances shall terminate automatically and be replaced by the Commitments to fund additional advances under this Agreement as set forth in Schedule 1.01(B), and all amounts outstanding under the Existing Credit Agreement, together with all accrued and unpaid interest, fees and other amounts shall be paid in full by the initial Borrowing(s) hereunder (including through deemed repayment of any Loans (as defined in the Existing Credit Agreement) of a Lender (as defined in the Existing Credit Agreement) that are continued as (or deemed to be converted to) Revolving Credit Loans hereunder in lieu of being repaid to such Lender in cash and funded again in cash by such Lender on the Closing Date). Notwithstanding the foregoing, the parties hereto agree that the Liens granted to the Administrative Agent under or in connection with the Existing Credit Agreement, the U.S. Security Agreement (as defined in the Existing Credit Agreement) and any other Loan Document (as defined in the Existing Credit Agreement) shall continue in full force and effect and secure the Secured Obligations (as defined in the Security Agreement) upon the effectiveness of this Agreement. Each Lender party to this Agreement that was also a Lender under and as defined in the Existing Credit Agreement hereby waives any amounts due and owing to such Lender pursuant to Section 3.05 of the Existing Credit Agreement as a result of the repayment of loans under the Existing Credit Agreement on the Closing Date in connection with the effectiveness hereof.

Article V.
REPRESENTATIONS AND WARRANTIES

Holdings, the Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders on the Closing Date and at the time of each Credit Extension (to the extent required to be made for such Credit Extension pursuant to Article IV), that:

Section 5.01.  Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary (a) is a Person duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation to the extent such concept exists in such jurisdiction, (b) in the case of the Loan Parties, has all requisite organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any violation, conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

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Section 5.03.  Governmental Authorization.

No material approval, consent, exemption, authorization, or other action by, notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection (if and to the extent required by the Collateral and Guarantee Requirement) or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable U.S. law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in be in full force and effect pursuant to the Collateral and Guarantee Requirement) or (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.  Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties or (iii) the effect of foreign Laws, rules and regulations as they relate to the granting of security interests in assets of, and pledges of Equity Interests in or Indebtedness owed by, Foreign Subsidiaries (clauses (i), (ii) and (iii), the “Enforcement Qualifications”).

Section 5.05.  Financial Statements; No Material Adverse Effect.

(a)   As of the Closing Date, the Annual Financial Statements fairly present in all material respects the financial position of the Borrower as of the dates thereof and their results of operations for the period covered thereby, in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)   Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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Section 5.06.  Litigation.

Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that have a reasonable likelihood of adverse determination and such determination either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.  Ownership of Real Property; Liens.

Schedule 5.07 sets forth all Real Property owned by the Borrower and each Restricted Subsidiary as of the Closing Date. The Borrower and each Restricted Subsidiary has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (a) defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (b) Liens permitted by Section 7.01 or (c) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.  Environmental Matters.

Except as specifically disclosed in Schedule 5.08 or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)   Each Loan Party and its respective properties and operations are and have been in material compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)   the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)   there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently owned, operated or leased by any of the Loan Parties, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the any Loan Party incurring liability under Environmental Laws; and

(d)   there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities currently owned, operated or leased by any of the Loan Parties or, to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties that could reasonably be expected to result in any Loan Party incurring liability under Environmental Laws.

Section 5.09.  Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and the Restricted Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed Tax deficiency or assessment against the Loan Parties that, if made would, individually or in the aggregate, have a Material Adverse Effect.

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Section 5.10.  ERISA Compliance.

(a)   Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)   There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)   No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)   To the extent applicable, each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11.  [Reserved].

Section 5.12.  Margin Regulations; Investment Company Act.

(a)   The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings and no Letter of Credit will be used for any purpose that violates Regulation T, U or X of the Board of Governors of the United States Federal Reserve System.

(b)   None of Holdings, the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

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Section 5.13.  Disclosure.

(a)   No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party concerning Holdings, the Borrower and their Subsidiaries or the Transactions (other than projected financial information, pro forma financial information, budgets, estimates, other forward-looking statements and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole and as supplemented contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made. With respect to written projected financial information and pro forma financial information, the Borrower represents that such written information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

(b)   As of the Closing Date, the information included in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender on or prior to the Closing Date, if applicable, is true and correct in all respects.

Section 5.14.  Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) within the past three (3) years, hours worked by and payment made to employees of the Borrower or any Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) within the past three (3) years, all payments due from the Borrower or any of the Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.15.  Intellectual Property; Licenses, Etc.

The Borrower and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent the failure to own, or license or possess the right to use, such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower and its Restricted Subsidiaries as currently conducted (including the use of IP Rights) does not infringe upon any rights (including IP Rights) held by any Person, except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of the Restricted Subsidiaries (other than office actions issued in the ordinary course of prosecution of any pending applications for patents or applications for registration of other IP Rights), which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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All registrations listed in Section II.B of the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to be valid or in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.16.  Solvency.

On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17.  No Default. No Default or Event of Default exists.

Section 5.18.  USA Patriot Act; Sanctions; FCPA.

(a)   To the extent applicable, each of Holdings and its Subsidiaries, and each of their respective directors, officers, employees, or agents, is in compliance with (i) economic and financial sanctions and trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Canada, and any other relevant sanctions authority (“Sanctions”) and (ii) the USA Patriot Act; other than to the extent this representation would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom). Each of Holdings and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance in all material respects with applicable Sanctions.

(b)   (i) None of Holdings, the Borrower or any Restricted Subsidiary, nor any director, officer, employee, or agent of Holdings, the Borrower or any Restricted Subsidiary is (a) the subject of any Sanctions administered or enforced by, or listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), the government of Canada, or any other relevant sanctions authority; (b) located, operating, organized, or resident in a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) (a “Sanctioned Country”); (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons (any person described in (a)-(d), a “Sanctioned Person”).

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(c)   No part of the proceeds of the Loans will be used by Holdings or its Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and Sanctions.

(d)   Each of Holdings and its Subsidiaries will maintain in effect policies and procedures designed to ensure compliance in all material respects by Holdings and each of its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions.

Section 5.19.  Security Documents.

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant hereto or pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein (to the extent that a Lien may be perfected by such filings and other actions) subject to the Enforcement Qualifications and Liens permitted by Section 7.01.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests (if any) made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests or assets of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01(a)(ii) (subject to the proviso at the end of such Section 4.01(a)), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(ii) (subject to the proviso at the end of such Section 4.01(a)).

Section 5.20.  Outbound Investments.

None of the Loan Parties nor any of their Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. None of the Loan Parties nor any of their Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Holdings or the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing or enforcing their respective rights under this Agreement and the other Loan Documents.

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Article VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and owing) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a back-stop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then after the Closing Date, Holdings (solely in the case of Sections 6.05, 6.11, 6.13 and 6.20) and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its respective Restricted Subsidiaries to:

Section 6.01.  Financial Statements.

(a)   Deliver to the Administrative Agent for prompt further distribution to each Lender, within 120 days (or 150 days in the case of the fiscal year ending December 31, 2025) after the end of each fiscal year of the Borrower (or such longer period as may be permitted by the SEC pursuant to the reporting requirements for a non-accelerated filer), beginning with the fiscal year ended on or about December 31, 2025, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case beginning with the fiscal year ending on or about December 31, 2025, in comparative form the figures for the previous fiscal year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of a nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be without any “going concern” qualification or any qualification as to the scope of such audit (other than a “going concern” qualification that (i) is solely as a result of current debt maturity of any Indebtedness scheduled to mature within one year from the date of delivery of such opinion, (ii) is solely as a result of any prospective inability to satisfy any financial covenant (including the covenant under Section 7.11) or (iii) would not be applicable but for the impact on any Unrestricted Subsidiary);

(b)   Deliver to the Administrative Agent for prompt further distribution to each Lender, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such longer period as may be permitted by the SEC pursuant to the reporting requirements for a non-accelerated filer), beginning with the fiscal quarter ended on or about September 30, 2025, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth, in each case beginning with the fiscal quarter ending on or about September 30, 2025, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)   [Reserved]; and

(d)   Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), the related consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which are not required to be audited and may be in footnote form only) from such consolidated financial information.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable filed with the SEC; provided that, (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent (x) such information is in lieu of information required to be provided under Section 6.01(a), and (y) consolidated total revenue of such parent and its Subsidiaries, on the one hand, and the Borrower and its Subsidiaries, on the other hand, varies by at least $15,000,000, such materials are accompanied by a report and opinion of an independent registered public accounting firm of a nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be without any “going concern” qualification or any qualification as to the scope of such audit (other than solely (i) as a result of current debt maturity of any Indebtedness scheduled to mature within one year from the date of delivery of such opinion and (ii) any prospective inability to satisfy any financial covenant (including the covenant under Section 7.11)).

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Any financial statement required to be delivered pursuant to Section 6.01(a) or 6.01(b) shall not be required to include purchase accounting or recapitalization accounting adjustments relating to the Transactions or any Permitted Acquisition to the extent it is not practicable to include them.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed with the SEC via the EDGAR (or successor) filing system or if such reports are otherwise publicly available; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent (which may be electronic copies delivered via electronic mail). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower or any of its Subsidiaries is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering it will use commercially reasonable efforts to identify that portion of such Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent any Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents (excluding, if applicable, any schedules thereof specifically identified by the Borrower as containing Material Non-Public Information), (2) any notification of changes in the terms of the Revolving Credit Facility and (3) all information delivered pursuant to Sections 6.01(a) and 6.01(b) and Section 6.02(a).

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Section 6.02.  Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)   no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)   promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)   together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a certificate executed by a Responsible Officer setting forth the information required pursuant to Paragraphs 1, 2(a), 6, 7, 8, 9 and 10 of the Perfection Certificate (in a schedule, supplement or otherwise) or confirming that there has been no change in such information since the later of (x) the date of the Perfection Certificate delivered on the Closing Date or (y) the date of the most recent certificate delivered pursuant to this Section 6.02(c), (ii) a list of each Subsidiary of Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the Closing Date or the most recent list provided) and (iii) a list of any additional registrations of Intellectual Property (as defined in the Security Agreement) constituting Collateral of all Grantors (as defined in the Security Agreement) for such fiscal year not previously disclosed to the Administrative Agent; and

(d)   promptly, (i) such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation and other applicable anti-money laundering laws.

In no event shall the requirements set forth in Section 6.02(d) require Holdings, the Borrower or any of its Restricted Subsidiaries to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or Contractual Obligation (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

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Section 6.03.  Notices.

Promptly after a Responsible Officer of Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent for prompt further notice to each Lender:

(a)   of the occurrence of any Default or Event of Default (except to the extent the Administrative Agent shall have previously furnished to the Borrower written notice of such Default or Event of Default);

(b)   of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

(c)   of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(d)   of the occurrence of any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04.  Payment of Taxes.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of material Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05.  Preservation of Existence, Etc.

(a)   Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)   take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of Section 6.05(a) or (b), to the extent (i) that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except in the case of Section 6.05(a) with respect to the Borrower) or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

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Section 6.06.  Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect (a) all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and (b) all of the IP Rights owned by it that are necessary, as reasonably determined in the Borrower’s business judgment, for the operations of its business as currently conducted.

Section 6.07.  Maintenance of Insurance.

Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. The Borrower shall provide, not later than 90 days after the Closing Date (or the date any such insurance with respect to the Loan Parties and/or their properties is obtained (or in each case such later date as the Administrative Agent shall reasonably agree), in the case of insurance obtained after the Closing Date), each such policy of insurance (other than business interruption insurance, director and officer insurance and worker’s compensation insurance and other policies as agreed by the Administrative Agent in its reasonable discretion) shall as appropriate (i) name the Administrative Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as loss payee thereunder.

Section 6.08.  Compliance with Laws.

Comply with the requirements of all Laws applicable to it or to its business or property (including, without limitation, Environmental Laws, USA Patriot Act, FCPA and other anti-money laundering, anti-terrorism and anti-corruption laws), except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09.  Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10.  Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, it being agreed that, while the provisions of this Section 6.10 are for the benefit of the Administrative Agent and the Lenders, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10; provided that the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided, further, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, neither the Borrower nor any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or any Contractual Obligation (not created in contemplation thereof) or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

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Section 6.11.  Additional Collateral; Additional Guarantors.

At the Borrower’s expense, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)   Upon the formation or acquisition of any new direct or indirect wholly owned Material Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Material Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or any Subsidiary becoming a wholly owned Material Subsidiary (in each case, other than an Excluded Subsidiary) or if any Subsidiary ceases to be an Excluded Subsidiary:

(i)   within 60 days in respect of an entity organized in the United States (or 120 days in respect of any entity organized in any other jurisdiction) after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion (and, in the case of Non-U.S. Loan Parties):

(A) cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, a joinder to this Agreement to become a Guarantor, and joinders to applicable security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated and such security interest may be perfected by the delivery of such certificates or the possession of which affects the priority of such security interest) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (if any);

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(C) take and cause such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Material Subsidiary to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)   if reasonably requested by the Administrative Agent and customary in the applicable jurisdiction for counsel to the Loan Parties to deliver such opinion, within 60 days in respect of an entity organized in the United States (or 120 days in respect of any entity organized in any other jurisdiction) after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(iii) if reasonably requested by the Administrative Agent, within 60 days in respect of an entity organized in the United States (or 120 days in respect of any entity organized in any other jurisdiction) after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property that would constitute Collateral of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii).

Section 6.12.  Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent the Loan Parties are required by Governmental Authorities or otherwise pursuant to Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13.  Further Assurances; Post-Closing Obligations.

(a)   Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject in all respects to the limitations therein.

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(b)   Execute and deliver the documents and complete the tasks set forth on Schedule 6.13(b), in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent).

Section 6.14.  Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, immediately before and after such designation, (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in Pro Forma Compliance with the financial covenant in Section 7.11 (whether or not then tested); provided further, (x) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary, if such Subsidiary would be a “Restricted Subsidiary” for purposes of the 2029 Notes Documents or any Permitted Ratio Debt, (y) no Unrestricted Subsidiary shall at any time (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries and (z) the Borrower or any of its Restricted Subsidiaries shall not at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of such Subsidiary once so designated (including any right to take enforcement action against such Unrestricted Subsidiary). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation. Notwithstanding the foregoing, in no event shall any Material Intellectual Property be owned by and/or licensed to any Unrestricted Subsidiary.

Section 6.15.  [Reserved].

Section 6.16.  Use of Proceeds.

Use the proceeds of the Revolving Credit Loans and use the Letters of Credit issued hereunder only for general corporate purposes and working capital of the Borrower and its Subsidiaries, and any other purpose not prohibited by this Agreement including Permitted Acquisitions, other Investments, Capital Expenditures and Restricted Payments.

Section 6.17.  Lender Conference Call.

To the extent requested by the Administrative Agent, participate in a conference call (including a customary question and answer session) with the Administrative Agent and Lenders once during each fiscal quarter, in each case to be held at such time as may be agreed to by the Borrower and the Administrative Agent, but in any event within 15 Business Days after receipt of the financial statements required to be delivered pursuant to Sections 6.01(a) or 6.01(b), as applicable.

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Section 6.18.  Change in Nature of Business.

From and after the Closing Date, engage only in material lines of business substantially similar as those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, synergistic, incidental or ancillary thereto (including related, complementary, synergistic, incidental or ancillary technologies) or reasonable extensions thereof.

Section 6.19.  Fiscal Year.

From and after the Closing Date, maintain its fiscal year as in effect on the Closing Date; provided, however, that the Borrower and its Restricted Subsidiaries may (x) align the dates of such fiscal year of any Restricted Subsidiary whose fiscal year ends on a date other than that of the Borrower’s and (y) upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, and, in the case of this clause (y), the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Article VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations hereunder (other than contingent obligations as to which no claim has been asserted or any Letter of Credit remaining outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), then from and after the Closing Date, the Borrower (and, with respect to Section 7.14 only, Holdings) shall not and shall not permit any of its Restricted Subsidiaries to:

Section 7.01.  Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)   Liens (i) created pursuant to any Loan Document and (ii) on the Collateral securing Secured Cash Management Obligations incurred pursuant to Section 7.03(l) and other Secured Obligations;

(b)   Liens existing on the Closing Date; provided that any Lien securing Indebtedness in excess of (x) $2,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed in Schedule 7.01(b)) shall only be permitted to the extent such Lien is listed on in Schedule 7.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof, which may provide that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; provided, further, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and customary security deposits in connection therewith and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03.

(c)   Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

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(d)   statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, bailees, construction contractors or other like Liens, in each case, incurred in the ordinary course of business;

(e)   (i) pledges or deposits in the ordinary course of business in connection with, and obligations in respect of letters of credit (other than Letters of Credit) or bank guarantees incurred in the ordinary course of business with respect to, workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of the Restricted Subsidiaries;

(f)   Liens, pledges or deposits to secure, and obligations in respect of letters of credit (other than Letters of Credit) or bank guarantees with respect to, the performance of bids, trade contracts, warranties, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)   survey exceptions, easements, rights-of-way, building codes, covenants, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h)   Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), (ii) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)   leases, licenses, subleases or sublicenses (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business which (i) do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) do not secure any Indebtedness and (iii) are permitted by Section 7.05;

(j)   Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)   Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds or assets maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, and (iv) contractual rights of setoff or rights of pledge related to Cash Management Services provided to Foreign Subsidiaries;

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(l)   Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02, to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or any Guarantor and (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted to be incurred by such Restricted Subsidiary under Section 7.03;

(n)   any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(p)   Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q)   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r)   Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s)   Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t)   ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(u)   Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits, provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

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(v)   Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness (and related obligations) of any Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary to the extent such Equity Interests are owned by the Borrower or a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property and customary security deposits in connection therewith subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x)   (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(y)   Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)   Liens on insurance policies and the proceeds thereof, or other deposits, securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(b), (u) and (w); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and customary security deposits; provided, however, that individual financings of equipment provided by one lender may be cross-collateralized to other financing of equipment provided by such lender and (ii) the renewal, extension, restructuring or Refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb)  Liens with respect to property or assets of the Borrower or any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $189,000,000 (or, after completion of the MMT Acquisition, $216,000,000) and 60.0% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09) determined as of the date of incurrence;

(cc) Liens on (i) the Collateral securing Indebtedness incurred under Section 7.03(s) and (ii) solely on the assets acquired, securing Indebtedness incurred under Section 7.03(g);

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(dd)  [reserved];

(ee)  other Liens or imperfections on property existing on the Closing Date which are immaterial;

(ff) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of their Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg)  Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(hh)  Liens securing obligations permitted under Section 7.03(q);

(ii) Liens on property of any Foreign Subsidiary arising mandatorily under the Laws of the jurisdiction of organization of such Foreign Subsidiary;

(jj) Liens created pursuant to the 2029 Notes Documents securing 2029 Notes Obligations, in each case solely to the extent such Liens are subject to a Parity Intercreditor Agreement;

(kk)  [reserved];

(ll) in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(mm)  Liens securing Swap Contracts;

(nn)  Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(oo)  Liens consisting of contractual restrictions of the type described in the definition of “Restricted Cash” (excluding the proviso thereto) so long as such contractual restrictions are not prohibited pursuant to Section 7.09;

(pp)  Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(qq)  Liens encumbering the Equity Interests of an Unrestricted Subsidiary;

(rr) Liens on Cash and Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ss) Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(tt) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture pursuant to the agreement evidencing such joint venture; and

(uu)  Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Borrower or its Restricted Subsidiaries.

Section 7.02.  Investments.

Make or hold any Investments, except:

(a) Investments by the Borrower or any of their Restricted Subsidiaries in assets that were Cash and Cash Equivalents when such Investment was made;

(b) loans or advances to, or notes received from, managers, officers, directors, consultants or employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) on an unsecured basis, in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof or to permit the payment of Taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity, or (iii) made in the ordinary course of business; provided, further, that the aggregate principal amount outstanding of any loans or advances at any time under this clause (iii) shall not exceed the greater of $23,625,000 (or, after completion of the MMT Acquisition, $27,000,000) and 7.5% of Trailing Four Quarter Consolidated EBITDA determined as of the date of incurrence;

(c) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (other than Holdings), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that (A) (x) no such Investments made pursuant to this clause (iii) in the form of intercompany loans governed by U.S. law shall be evidenced by a promissory note unless such promissory note is pledged to the Administrative Agent in accordance with the terms of the applicable Collateral Documents and (y) all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant the Intercompany Note or on subordination terms substantially consistent with the terms of the Intercompany Note and (B) the aggregate amount of Investments made pursuant to this clause (iii) shall not exceed at any time outstanding the sum of, (x) the greater of $119,700,000 (or, after completion of the MMT Acquisition, $136,800,000) and 38.0% of Trailing Four Quarter Consolidated EBITDA, in each case, determined at the time such Investment was made, (y) the Cumulative Credit at the time such Investment is made, and (z) the portion of the Joint Venture Investment Basket Amount not otherwise utilized as permitted pursuant to Section 7.02(o); provided that the application of any portion of the Joint Venture Investment Basket Amount pursuant to this clause (z) will result in a corresponding dollar-for-dollar reduction in the Joint Venture Investment Basket Amount available pursuant to Section 7.02(o); provided, further, that if any Investment made pursuant to this clause (iii) is in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (i) above and shall not be included as having been made pursuant to this clause (iii);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

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(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c)(ii) or (e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(d) or (h)(iv)), 7.08, and 7.13, respectively;

(f)   Investments (i) existing or contemplated on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date, in each case set forth in Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof;

(g) Investments in Swap Contracts and Cash Management Services permitted under Section 7.03;

(h) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)   any acquisition of all or substantially all the assets of a Person or any Equity Interests in a Person that becomes a Restricted Subsidiary or division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions (including by way of merger), if: (i) immediately after giving effect thereto no Event of Default shall have occurred and be continuing at the time of consummation thereof or would result therefrom; (ii) such acquisition is consensual (i.e., not “hostile”) and, if applicable, has been approved by the acquisition target’s board of directors; (iii) Investments made by the Loan Parties in Persons that do not become Loan Parties or in assets that are not owned by a Loan Party pursuant to a Permitted Acquisition shall not, in the aggregate, exceed the greater of $236,250,000 (or, after completion of the MMT Acquisition, $270,000,000) and 75.0% of Trailing Four Quarter Consolidated EBITDA, in each case, determined at the time such Investment was made; (iv) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11; and (v) immediately after giving effect thereto the Borrower and its Restricted Subsidiaries are in compliance with Section 6.18 (irrespective of whether or not then being tested); provided that, to the extent the Borrower and its Restricted Subsidiaries are not able to satisfy the requirements of the immediately preceding clause (v) at a time when compliance with Section 6.18 is not then required, clause (v) shall not constitute a condition with respect to an aggregate amount of Permitted Acquisitions, the consideration for which, does not exceed $50,000,000 (any such acquisition or any such subsequent Investment, a “Permitted Acquisition”);

(j)   Investments made in connection with the Transactions;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)   Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

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(m) loans and advances to any direct or indirect parent of the Borrower not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06(f), (g), (h), (i) or (n), such Investment being treated for purposes of the applicable clause of Section 7.06, including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;

(n) Investments (including Permitted Acquisitions) in an aggregate amount outstanding pursuant to this Section 7.02(n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (A) the greater of $157,500,000 (or, after completion of the MMT Acquisition, $180,000,000) and 50.0% of Trailing Four Quarter Consolidated EBITDA (calculated on a Pro Forma Basis in accordance with Section 1.09) (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts capped at the original amount of such Investment) (it being understood that any amount utilized under this clause (n)(A) to make Investments shall result in a reduction in the availability to make Restricted Payments under Section 7.06(g)(A) and the availability to make repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings then permitted to be made in reliance on Section 7.13(a)(v)(A)) plus (B) the Cumulative Credit at the time such Investment is made;

(o) Investments made in respect of joint ventures, minority investments, other similar agreements, or partnerships (other than an Investment in an Unrestricted Subsidiary) not to exceed in the aggregate the greater of $94,500,000 (or, after completion of the MMT Acquisition, $108,000,000) and 30.0% of Trailing Four Quarter Consolidated EBITDA (calculated on a Pro Forma Basis in accordance with Section 1.09), in each case, determined at the time such Investment was made, less all amounts applied pursuant to Section 7.02(c)(iii)(B)(z) (the “Joint Venture Investment Basket Amount”); provided that if any Investment made pursuant to this Section 7.02(o) is in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under Section 7.02(c)(i) and shall not be included as having been made pursuant to this Section 7.02(o);

(p) Investments in any Person to which the Borrower or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $10,000,000;

(q) advances of payroll payments to employees in the ordinary course of business;

(r)   (i) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business and (ii) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower (or any direct or indirect parent of the Borrower);

(s)   Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

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(t)   Investments by the Borrower or its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(u) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of (x) a contribution of additional Securitization Assets, (y) Limited Originator Recourse or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 15% of such purchase price and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility, as applicable;

(v) Investments funded with Excluded Contributions;

(w) Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or any Restricted Subsidiary, so long as such accounts are used only to maintain Cash and Cash Equivalents;

(x) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(y) Investments in any Person (including any joint venture) (other than an Investment in an Unrestricted Subsidiary) engaged in a business that would be permitted by Section 6.18, in an aggregate outstanding amount not to exceed (x) the greater of $47,250,000 (or, after completion of the MMT Acquisition, $54,000,000) and 15.0% of Trailing Four Quarter Consolidated EBITDA (calculated on a Pro Forma Basis in accordance with Section 1.09);

(z) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(aa)  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or non-exclusive licenses of intellectual property or leases, in each case, in the ordinary course of business;

(bb)  guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or contracts or other obligations that do not constitute Indebtedness, in each case, which leases, contracts or other obligations and guarantees are entered into in the ordinary course of business by the Borrower or a Restricted Subsidiary or to the extent required by Laws or pursuant to any statutory filing;

(cc)  Investments (other than Investments in an Unrestricted Subsidiary) so long as the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no greater than 3.70 to 1.00;

(dd)  Investments made to comply with the requirements of Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(ee)  other Investments in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (ee) that are at the time outstanding not to exceed the greater of (x) $189,000,000 (or, after completion of the MMT Acquisition, $216,000,000) and (y) 60.0% of Trailing Four Quarter Consolidated EBITDA (calculated on a Pro Forma Basis in accordance with Section 1.09), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (ee) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under Section 7.02(c)(i) and shall not be included as having been made pursuant to this Section 7.02(ee);

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(ff) any Investment by the Issuer (as defined in the 2029 Notes Indenture as in effect on the Closing Date) or a Restricted Subsidiary of the Issuer in a Person engaged in a business permitted under Section 6.18 (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (ff) that are at the time outstanding, not to exceed the greater of (x) $141,750,000 (or, after completion of the MMT Acquisition, $162,000,000) and (y) 45.0% of Trailing Four Quarter Consolidated EBITDA (calculated on a Pro Forma Basis in accordance with Section 1.09), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (ff) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under Section 7.02(c)(i) and shall not be included as having been made pursuant to this Section 7.02(ff); and

(gg)  Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (gg) that are at that time outstanding not to exceed the greater of (x) $118,125,000 (or, after completion of the MMT Acquisition, $135,000,000) and (y) 37.5% of Trailing Four Quarter Consolidated EBITDA (calculated on a Pro Forma Basis in accordance with Section 1.09), at any one time outstanding; provided that in no event shall any material portion of the intellectual property of the Borrower and its Restricted Subsidiaries be transferred to any Unrestricted Subsidiary pursuant to this clause (gg).

To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or Holdings, and further contemporaneously advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (x) the only transfers (including, without limitation, Investments, sales or other Dispositions or Restricted Payments) by the Loan Parties and any of their Restricted Subsidiaries permitted to be made in Unrestricted Subsidiaries shall be such transfers made in reliance on Section 7.02(gg) and (y) no Material Intellectual Property may be transferred (whether by designation, Investment, sale or other disposition, Restricted Payment, exclusive license, contribution or otherwise) (1) by a Loan Party to any Restricted Subsidiary that is not a Loan Party, or (2) by a Loan Party or any Restricted Subsidiary that is not a Loan Party to any Unrestricted Subsidiary (including by transferring any Equity Interests of a Restricted Subsidiary to an Unrestricted Subsidiary).

Section 7.03.  Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

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(b) Indebtedness (including any unused commitment in respect thereof) outstanding on the Closing Date and listed in Schedule 7.03(b) and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations pursuant to the Intercompany Note;

(c) Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of the 2029 Notes or any Indebtedness constituting Permitted Ratio Debt or a Junior Financing of any Loan Party shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary), provided that, in the case of Indebtedness of a non-Loan Party owing to a Loan Party, such Indebtedness is an Investment permitted by Section 7.02; provided further that (x) no such Indebtedness owed to a Loan Party shall be evidenced by a promissory note unless such promissory note is pledged to the Administrative Agent in accordance with the terms of the Security Agreement and (y) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations pursuant to subordination terms substantially consistent with the terms of the Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset thereof in an aggregate amount not to exceed the greater of $141,750,000 (or, after completion of the MMT Acquisition, $162,000,000) and 45.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing of such Attributable Indebtedness;

(f)   Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or other similar Investment permitted hereunder; provided that (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other similar Investment permitted hereunder or any Permitted Refinancing thereof, (ii) any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to clause (ii) of the definition of “Permitted Ratio Debt”, does not exceed in the aggregate at any time outstanding the greater of $47,250,000 (or, after completion of the MMT Acquisition, $54,000,000) and 15.0% of Trailing Four Quarter Consolidated EBITDA determined at the time of incurrence and (iii) the obligors with respect to such Indebtedness are limited to the Persons acquired in such Permitted Acquisition or Investment;

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(h) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(i)   Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former managers, officers, directors, consultants or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06;

(j)   Indebtedness incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price adjustments or other similar adjustments (including earn-outs and seller notes);

(k) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment permitted hereunder;

(l)   (i) Secured Cash Management Obligations, (ii) other Indebtedness in respect of Cash Management Services and similar arrangements in the ordinary course of business and any Guarantees thereof, (iii) Indebtedness resulting from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and solely with respect to each incurrence pursuant to this clause (iii), so long as such Indebtedness is extinguished within 10 Business Days of its incurrence, and (iv) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(m) Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $283,500,000 (or, after completion of the MMT Acquisition, $324,000,000) and 90.0% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09);

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) to extent constituting Indebtedness, obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice or to the extent required by Laws or pursuant to any statutory filing;

(q) letters of credit in an aggregate amount at any time outstanding not to exceed the greater of $23,625,000 (or, after completion of the MMT Acquisition, $27,000,000) and 7.5% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09) consisting of (i) letters of credit issued in currencies not available hereunder or (ii) commercial letters of credit not issued hereunder;

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(r)   Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the amount of such Letter of Credit;

(s)   Permitted Ratio Debt and any Permitted Refinancing thereof;

(t)   Credit Agreement Refinancing Indebtedness;

(u) Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(u) and then outstanding for all such Persons taken together, does not exceed the greater of $236,250,000 (or, after completion of the MMT Acquisition, $270,000,000) and 75.0% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time such Indebtedness was incurred;

(v) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to the Borrower or any of the Restricted Subsidiaries;

(w) to the extent a joint venture constitutes a Restricted Subsidiary, Indebtedness incurred by such Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(w) and then outstanding for all such Persons taken together, does not exceed the greater of $47,250,000 (or, after completion of the MMT Acquisition, $54,000,000) and 15.0% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09) determined at the time of incurrence;

(x) Indebtedness existing on the Closing Date under the 2029 Notes Indenture, and any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $675,000,000, and Guarantees thereof by the Guarantors;

(y) unsecured Indebtedness in an amount equal to the lesser of 100% of the net cash proceeds received by Holdings since immediately after the Closing Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than proceeds of Disqualified Equity Interests or sales of Equity Interests to Holdings or any of its Subsidiaries) to the extent such net cash proceeds or cash have been contributed to the Borrower and have not been applied pursuant to Section 7.02, 7.06 or 7.13 and do not constitute Cure Amounts;

(z) Indebtedness of the Borrower or any Restricted Subsidiary that is a Loan Party incurred to finance or assumed in connection with an acquisition of any assets (including Equity Interests), business or Person (and any Permitted Refinancings thereof) in an aggregate principal amount that does not exceed $65,000,000 at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (z) shall cease to be deemed incurred, issued or outstanding pursuant to this clause (z) but shall be deemed incurred or issued and outstanding as Permitted Ratio Debt under Section 7.03(s) from and after the first date on which the Borrower or its Restricted Subsidiary, as the case may be, could have incurred such Indebtedness as Permitted Ratio Debt under Section 7.03(s) (to the extent the Borrower or such Restricted Subsidiary is able to incur any Liens related thereto as Liens permitted hereunder after such reclassification)); and;

(aa)  unsecured Indebtedness of the Borrower or any Restricted Subsidiary that is a Loan Party in the form of ESG (environmental, social and corporate governance) bonds (and any Permitted Refinancings thereof) in an aggregate principal amount that does not exceed the greater of (x) $141,750,000 (or, after completion of the MMT Acquisition, $162,000,000) and (y) 45.0% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09), as of the date of incurrence (it being understood that any Indebtedness incurred pursuant to this clause (aa) shall cease to be deemed incurred, issued or outstanding pursuant to this clause (aa) but shall be deemed incurred or issued and outstanding as Permitted Ratio Debt under Section 7.03(s) from and after the first date on which the Borrower or its Restricted Subsidiary, as the case may be, could have incurred such Indebtedness as Permitted Ratio Debt under Section 7.03(s) (to the extent the Borrower or such Restricted Subsidiary is able to incur any Liens related thereto as Liens permitted hereunder after such reclassification));

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(bb)  obligations in respect of Disqualified Equity Interests (x) issued to and held by the Borrower, Holdings or any Restricted Subsidiary (to the extent permitted by Section 7.02) or (y) in an amount not to exceed the greater of $15,750,000 (or, after completion of the MMT Acquisition, $18,000,000) and 5.0% of Trailing Four Quarter Consolidated EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09) at any time outstanding; and

(cc)  Indebtedness incurred to redeem, repurchase or retire shares of Company Preferred Stock outstanding on the Original Closing Date if, as and when required by the terms thereof in effect on the Original Closing Date, and as permitted by the terms of this Agreement;

provided, however, that all Indebtedness permitted by this Section 7.03 which is permitted to be secured pursuant to Section 7.01 and is secured by the Collateral shall be subject to the following: (w) in the case of the Indebtedness described in Section 7.03(x), all such Indebtedness existing on the Closing Date shall constitute “First Lien Obligations” under (and as defined in) the applicable Parity Intercreditor Agreement; (x) in the case of such Indebtedness incurred after the Closing Date pursuant to Section 7.03(a), (s), (t) or (x), all such Indebtedness that is secured shall either constitute “First Lien Secured Obligations” (or similar term) or “Second Lien Secured Obligations” (or similar term) or shall be designated by the Borrower as “Additional First Lien Debt” (or similar term) or “Additional Second Lien Debt” (or similar term) (in each case as defined in the applicable Intercreditor Agreements) (y) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the applicable Intercreditor Agreements; provided, further, that if such Indebtedness is the initial issuance of Indebtedness designated as “Second Lien Secured Obligations” (or similar term) thereunder, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the applicable Intercreditor Agreements.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, Refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, Refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, Refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, Refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such Refinancing.

Interest (including post-petition interest), the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and premiums (if any), fees, expenses, charges and additional or contingent interest on obligations shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

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For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Sections 7.03(a) through 7.03(cc), the Borrower shall, in its sole discretion, divide or classify or later divide or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents on the Closing Date will be deemed to be incurred in reliance on the exception in Section 7.03(a).

Section 7.04.  Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, (i) a Loan Party shall be the continuing or surviving Person or (ii) such surviving Person shall become a Loan Party and comply with Sections 6.11 and 6.13 substantially concurrently with such transaction (except as expressly provided in such Sections);

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) any Subsidiary may liquidate or dissolve and (iii) any Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than 7.02(e)) and 7.03, respectively;

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents and (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and customary legal opinions consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

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(e) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement or (ii) such Restricted Subsidiary would otherwise be permitted to be designated as an Unrestricted Subsidiary immediately prior to such transaction;

(f)   [reserved]; and

(g) the Borrower and its Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 or a Restricted Payment permitted pursuant to Section 7.06.

Section 7.05.  Dispositions.

Make any Disposition, except:

(a) Dispositions of obsolete, damaged, worn out, aged, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any Restricted Subsidiary, in each case determined by the Borrower in good faith;

(b) Dispositions of (i) inventory and goods held for sale in the ordinary course of business and (ii) immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) and termination of leases and licenses in the ordinary course of business, including but not limited to Dispositions of medical devices or other medical products pursuant to a voluntary or mandatory recall thereof or of assets in connection with the consolidation of billing centers;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof is a Loan Party, (ii) the aggregate amount of such Dispositions to a transferee that is not Loan Party shall not exceed the greater of $63,000,000 (or, after completion of the MMT Acquisition, $72,000,000) and 20.0% of Trailing Four Quarter Consolidated EBITDA in any fiscal year, (iii) such Disposition is for cash at fair market value or any promissory note or other non-cash consideration received in respect thereof is an Investment permitted under Section 7.02, or (iv) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

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(e) to the extent constituting Dispositions, transactions permitted by (i) Section 7.01, (ii) Section 7.02 (other than 7.02(e)), (iii) Section 7.04 (other than 7.04(g)) and (iv) Section 7.06 (other than 7.06(d));

(f) Dispositions to consummate the Transactions;

(g) Dispositions of Cash and Cash Equivalents;

(h) (i) leases, subleases, non-exclusive licenses or sublicenses (including the provision of software under an open source license or the licensing of other intellectual property rights) and terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and (ii) Dispositions (including allowing any registrations or any applications for registration to lapse or go abandoned) of intellectual property (including inbound licenses) that, in the Borrower’s reasonable business judgment, is no longer necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries (taken as a whole) or that otherwise do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole);

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property; provided that with respect to any Disposition pursuant to this Section 7.05(j) for a purchase price in excess of $5,000,000, (i) no Event of Default shall have occurred and be continuing or would result therefrom at the time such Disposition is consummated and (ii) the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of Cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than non-consensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (k), (l), (m), (n), (p), (q), (r)(i), (r)(ii), (s), (dd) (only to the extent the Obligations are secured by such Cash and Cash Equivalents), (jj) (solely to the extent of the outstanding Indebtedness secured pursuant thereto) and (kk) (only to the extent the Obligations are secured by such Cash and Cash Equivalents)); provided, however, that for the purposes of the immediately preceding proviso, the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into Cash and Cash Equivalents (to the extent of the Cash and Cash Equivalents received) within 180 days following the closing of the applicable Disposition, (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) shall not exceed the greater of $110,250,000 (or, after completion of the MMT Acquisition, $126,000,000) and 35.0% of Trailing Four Quarter Consolidated EBITDA at any time, and (D) accounts receivable of a business retained by the Borrower or such Restricted Subsidiary, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable;

(k) Dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or other Investments or (ii) made to obtain the approval of an anti-trust authority;

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

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(m) Dispositions of property pursuant to sale-leaseback transactions;

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the unwinding or settlement of any Swap Contract;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(s) any Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(t) any Disposition of Receivables Assets in connection with any Receivables Facility;

(u) Dispositions of assets in any single transaction in an aggregate amount not to exceed the greater of $31,500,000 (or, after completion of the MMT Acquisition, $36,000,000) and 10.0% of Trailing Four Quarter Consolidated EBITDA;

(v) the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost-sharing agreements with any other Borrower or any other Subsidiary and settle any crossing payments in connection therewith or (ii) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(w) Dispositions set forth in Schedule 7.05(w); and

(x) Dispositions in an amount not to exceed the greater of $31,500,000 (or, after completion of the MMT Acquisition, $36,000,000) and 10.0% of Trailing Four Quarter Consolidated EBITDA in the aggregate in any fiscal year.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (b), (d), (e), (f), (g), (h), (i), (k)(ii), (l), (n), (o), (p), (q), (r), (s), (v) and (x) and for any Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing or provide evidence thereof.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (x) the only transfers (including, without limitation, Investments, sales or other Dispositions or Restricted Payments) by the Loan Parties and any of their Restricted Subsidiaries permitted to be made in Unrestricted Subsidiaries shall be such transfers made in reliance on Section 7.02(gg) and (y) no Material Intellectual Property may be transferred (whether by designation, Investment, sale or other disposition, Restricted Payment, exclusive license, contribution or otherwise) (1) by a Loan Party to any Restricted Subsidiary that is not a Loan Party, or (2) by a Loan Party or any Restricted Subsidiary that is not a Loan Party to any Unrestricted Subsidiary (including by transferring any Equity Interests of a Restricted Subsidiary to an Unrestricted Subsidiary).

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Section 7.06. Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to (i) the Borrower and other Restricted Subsidiaries and (ii) in addition to the Restricted Payments described in clause (i), in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to each other owner of Equity Interests of such Restricted Subsidiary (based on such owner’s relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person to (i) the Borrower and other Restricted Subsidiaries and (ii) in addition to the Restricted Payments described in clause (i), in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to each other owner of Equity Interests of such Restricted Subsidiary (based on such other owner’s relative ownership interests of the relevant class of Equity Interests);

(c) Restricted Payments made (i) on the Closing Date to consummate the Transactions, (ii) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments and (iii) in order to satisfy indemnity and other similar obligations under any Permitted Acquisition or other permitted Investments, in each case, with respect to the Transactions;

(d) to the extent constituting Restricted Payments, the Borrower (or any direct or indirect parent thereof) and each Restricted Subsidiary may enter into and consummate transactions permitted by any provision of Section 7.02 (other than 7.02(e) and 7.02(m)), 7.04, 7.05 (other than 7.05(e)(iv) and 7.05(g)) or 7.08 (other than 7.08(f));

(e) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

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(f) the Borrower and each Restricted Subsidiary may (i) pay (or make Restricted Payments to Holdings (and Holdings may apply the proceeds of such Restricted Payment to make a Restricted Payment to any direct or indirect parent of Holdings to permit such parent to pay)) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower, Holdings or any other such direct or indirect parent of Holdings) held by any future, present or former manager, officer, director, consultant or employee (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries or (ii) make Restricted Payments in the form of distributions to Holdings (and Holdings may apply the proceeds of such Restricted Payment to make a Restricted Payment to any direct or indirect parent of Holdings to permit such parent to pay) to pay principal or interest on promissory notes that were issued to any future, present or former manager, officer, director, consultant or employee (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Restricted Subsidiary (or the Borrower, Holdings or any other direct or indirect parent of Holdings) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any manager, officer, director, consultant or employee of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(f) together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this Section 7.06(f) (net of proceeds received by Holdings or any direct or indirect parent of Holdings subsequent to the Closing Date in connection with resales of any Equity Interests so purchased pursuant to this clause (f)) shall not exceed the greater of (x) $31,500,000 (or, after completion of the MMT Acquisition, $36,000,000) and (y) 10.0% of Trailing Four Quarter Consolidated EBITDA in any calendar (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may further be increased by an amount not to exceed:

(A) amounts used to increase the Cumulative Credit pursuant to clauses (c) and (d) of the definition of “Cumulative Credit”;

(B) the net proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies; and

(C) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries, Holdings or any direct or indirect parent of Holdings that are foregone in return for the receipt of Equity Interests;

provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) the Borrower may make Restricted Payments (and Holdings may apply the proceeds of such Restricted Payments to make Restricted Payments) in an aggregate amount not to exceed, an amount equal to (A) the greater of (x) $157,500,000 (or, after completion of the MMT Acquisition, $180,000,000) and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA (it being understood that any amount utilized under this clause (g)(A) to make Restricted Payments shall result in a reduction in the availability to make Investments under Section 7.02(n)(A) and the availability to make repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings then permitted to be made in reliance on Section 7.13(a)(v)(A)) plus (B) the Cumulative Credit at the time such Restricted Payment is made; provided, that with respect to any Restricted Payment made pursuant to this clause (B), solely to the extent such payments are made in reliance on clause (b) of the definition of “Cumulative Credit”, (i) no Event of Default has occurred and is continuing or would result therefrom at the time such Restricted Payment is made and (ii) either (A) the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is at least 2.00 to 1.00, or (B) the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) does not exceed 5.50 to 1.00;

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(h) Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings):

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and any indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise Taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) for any taxable period in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income or similar Taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries would have been required to pay as a stand-alone consolidated, combined or similar income tax group; provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar income Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Sections 7.02 and 7.08 if such parent were subject to such Sections; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries (which may be required to be Loan Parties) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or any Restricted Subsidiary in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11 and (C) such contribution shall constitute an Investment by the Borrower or the applicable Restricted Subsidiaries, as the case may be, at the date of such contribution or merger, as applicable, in an amount equal to the amount of such Restricted Payment;

(v) the proceeds of which (A) shall be used to pay customary salary, bonus, severance and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(c), (e), (i), (k), and (p) (assuming the Borrower or a Restricted Subsidiary were to make the payment but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof);

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(vii) the proceeds of which are used to pay any fees and expenses owed by the Borrower, Holdings or any direct or indirect parent of Holdings, as the case may be, to Affiliates or other Persons, in each case, to the extent permitted by Section 7.08(p) hereof; and

(viii) to pay any other Permitted Payments to Parent (as defined in the 2029 Notes Indenture as in effect on the Closing Date);

(i) payments made or expected to be made by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by or with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments and deemed repurchases in connection with the exercise of stock options;

(j) (i) any Restricted Payment by Borrower or any other direct or indirect parent of Borrower to pay listing fees, insurance premiums and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) additional Restricted Payments, or the purchase or other acquisition or retirement for value of, the Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Borrower to fund the payment by any direct or indirect parent of the Borrower of dividends on, or to fund such entity’s purchase or other acquisition or retirement for value of, such entity’s common stock) in an aggregate amount per fiscal year not to exceed the sum of (x) 7.0% of the net proceeds received by the Borrower (or by any direct or indirect parent of the Borrower and contributed to the Borrower) from any Equity Offerings of the Borrower or any direct or indirect parent of the Borrower (excluding any Equity Offering in connection with the Transactions) and (y) 7.0% of the Market Capitalization;

(k) Holdings, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(l) Restricted Payments in the amount of any Excluded Contribution;

(m) Holdings, the Borrower and any Restricted Subsidiary may pay dividends and distributions within 90 days after the date of declaration thereof, if at the date of declaration, such payment would have complied with another provision of Section 7.06;

(n) Restricted Payments so long as (i) no Event of Default has occurred and is continuing or would result therefrom at the time such Restricted Payment is made and (ii) the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 3.70 to 1.00;

(o) [reserved];

(p) Restricted Payments consisting of the Equity Interests of any Unrestricted Subsidiary or Indebtedness owed to the Borrower or a Restricted Subsidiary by an Unrestricted Subsidiary (other than any such Unrestricted Subsidiary, the principal assets of which are Cash and Cash Equivalents received as an Investment from Holdings, the Borrower or a Restricted Subsidiary);

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(q) Restricted Payments used to (i) redeem, repurchase or retire shares of Company Preferred Stock outstanding on the Original Closing Date if, as and when required by the terms thereof in effect on the Original Closing Date and (ii) fund the payment of dividends to holders of such Company Preferred Stock, in an amount in any twelve-month period not to exceed (A) the sum of (x) the initial face amount of such Company Preferred Stock plus (y) the amount of accretion resulting from dividends paid-in-kind on such Company Preferred Stock, multiplied by (B) 2.6%, in each case, so long as (x) no Event of Default has occurred and is continuing or would result therefrom at the time such Restricted Payment is made and (y) solely in the case of this clause (ii) the Borrower shall be in Pro Forma Compliance with the financial covenant in Section 7.11; and

(r) the declaration and payment of dividends to holders of a class or series of Disqualified Equity Interests of the Borrower or any Restricted Subsidiary issued on or after the Closing Date in accordance with Section 7.03 hereof.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 7.06 may be in the form of a loan; provided that Indebtedness of a Loan Party or Restricted Subsidiary must be otherwise permitted by Section 7.03(d).

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (x) the only transfers (including, without limitation, Investments, sales or other Dispositions or Restricted Payments) by the Loan Parties and any of their Restricted Subsidiaries permitted to be made in Unrestricted Subsidiaries shall be such transfers made in reliance on Section 7.02(gg) and (y) no Material Intellectual Property may be transferred (whether by designation, Investment, sale or other disposition, Restricted Payment, exclusive license, contribution or otherwise) (1) by a Loan Party to any Restricted Subsidiary that is not a Loan Party, or (2) by a Loan Party or any Restricted Subsidiary that is not a Loan Party to any Unrestricted Subsidiary (including by transferring any Equity Interests of a Restricted Subsidiary to an Unrestricted Subsidiary).

Section 7.07. [Reserved].

Section 7.08. Transactions with Affiliates.

Enter into any transaction of any kind with a value in excess of the greater of (x) $31,500,000 (or, after completion of the MMT Acquisition, $36,000,000) and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated on a Pro Forma Basis in accordance with Section 1.09) with any Affiliate of Borrower, whether or not in the ordinary course of business, other than:

(a) transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) on terms (taken as a whole) substantially as favorable to Borrower or such Restricted Subsidiary as would be obtainable by Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined in good faith by the senior management or the Board of Directors of the Borrower or any direct or indirect parent of the Borrower);

(c) the Transactions and the payment of fees and expenses as part of or in connection with the Transactions;

(d) the issuance of Equity Interests of (x) Holdings (or any direct or indirect parent thereof) or (y) any Restricted Subsidiary constituting directors’ qualifying shares or other shares required by applicable Law, in each case, to any manager, officer, director, consultant or employee of Holdings or any of its Subsidiaries;

(e) [reserved];

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(f) Restricted Payments permitted under Section 7.06;

(g) loans and other transactions among Holdings (or any direct or indirect parent company) and its Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under this Article VII;

(h) transactions by the Borrower and its Restricted Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VII;

(i) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans, stock incentive plans and employee benefit plans and arrangements in the ordinary course of business or otherwise approved by the independent members of the board of directors of the Borrower;

(j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) transactions between the Borrower or any of its Restricted Subsidiaries and any Person who is a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(m) payments by the Borrower or any of their Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, but only to the extent permitted by Section 7.06(h)(iii);

(n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future manager, officer, director, consultant or employee (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of the Borrower, any of their Subsidiaries or any direct or indirect parent thereof;

(o) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable (as reasonably determined by the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

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(p) the performance by the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower of their respective obligations under, or payments in respect of, the Acquisition Agreement, limited liability company, limited partnership or other constitutive document or security holders agreement or other agreements disclosed in the Borrower’s offering memorandum in respect of the 2029 Notes, dated as of October 7, 2021, under “Certain Relationships and Related Party Transactions,” each as in effect as of the Original Closing Date, and the payment of fees and expenses not in excess of the amounts specified in, or determined pursuant to, such agreements, as in effect as of the Original Closing Date; provided, however, that the existence of, or the performance by the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower of their respective obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Original Closing Date shall only be permitted by this clause (p) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Borrower or any direct or indirect parent of the Borrower) to the holders of the 2029 Notes in any material respect than the original agreement as in effect as of the Original Closing Date;

(q) the payment of reasonable out-of-pocket costs and expenses and indemnities pursuant to the Parent Operating Agreement as in effect on the Closing Date;

(r) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(b);

(s) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02;

(t) Affiliate repurchases of the 2029 Notes Obligations and obligations in respect of any Junior Financing, in each case, the holding of such loans or commitments and the payments and other transactions contemplated herein in respect thereof;

(u) any Disposition of Securitization Assets or related assets, Investment permitted pursuant to Section 7.02(u) or Standard Securitization Undertakings, in each case in connection with any Qualified Securitization Financing; and

(v) non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole).

Notwithstanding the foregoing, in no event shall any Material Intellectual Property be owned by and/or licensed to any Subsidiary of the Borrower that is not a Loan Party.

Section 7.09. Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:

(a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor; or

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(b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations; provided that the foregoing Sections 7.09(a) and 7.09(b) shall not apply to Contractual Obligations which:

(i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or Refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or Refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by the Borrower);

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;

(iv) are customary restrictions (as reasonably determined by the Borrower) that arise in connection with (x) any Lien permitted by Sections 7.01(a), (b), (i), (j)(i), (k), (l), (p), (q), (r)(i), (r)(ii), (s), (u), (v), (w), (z), (aa), (cc), (dd), (ee) (to the extent such restrictions exist as of the Closing Date), (gg), (hh), (ii), (jj), (kk), (ll) and (nn) and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(b), (e), (g), (n)(i), (s), (t), (u), (v), (w) and (z) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Section 7.03(g), (s), (t), (u) or (w), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix) are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

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(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;

(xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, taken as a whole, are not materially more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv) are restrictions regarding licensing or sublicensing by Holdings and its Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xvi) are restrictions contained in the 2029 Notes Documents and documents governing Permitted Ratio Debt;

(xvii) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; and

(xviii) are restrictions and conditions under the terms of the documentation governing any Qualified Securitization Financing or a Receivables Facility that in the good faith determination of Holdings or the Borrower is necessary or advisable to effect such Qualified Securitization Financing or such Receivables Facility.

Section 7.10. Amendments or Waivers of Organization Documents.

Agree, or permit any Restricted Subsidiaries to agree, to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organization Documents after the Closing Date in a manner that is materially adverse to the Lenders, except as required by Law.

Section 7.11. Consolidated Secured Net Leverage Ratio.

Solely with respect to any Compliance Period, permit the Consolidated Secured Net Leverage Ratio as of the last day of any Test Period beginning with the Test Period ending December 31, 2025 to be greater than 7.00:1.00.

Section 7.12. Use of Proceeds.

The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (b) in any manner that would result in the violation of any Sanctions applicable to any party hereto; other than to the extent this covenant would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).

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Section 7.13. Prepayments, Etc. of Subordinated Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and fees and mandatory prepayments, redemptions and related offers to prepay or repurchase and AHYDO Payments and, in connection with the amendment of any Junior Financing, the payment of fees (other than in connection with any amendment that reduces or forgives the commitments or outstanding principal amount or reduces the effective yield of such Junior Financing) shall be permitted) any (A) Indebtedness subordinated in right of payment incurred under Section 7.03, or (B) any other Indebtedness for borrowed money of a Loan Party that is subordinated in right of payment to the Obligations expressly by its terms (but other than Indebtedness among the Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”) with a principal amount outstanding in excess of the Threshold Amount, except (i) the Refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion or exchange of any Junior Financing into, or the redemption, repayment or prepayment of any Junior Financing with the proceeds of, Equity Interests of Holdings or any of its direct or indirect parents (other than Excluded Contributions or any amount designated as a Cure Amount or used pursuant to Section 7.03(y)), (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (iv) prepayments of principal of and any required premium on loans or notes pursuant to such Junior Financing Documentation (or any comparable provision of a Permitted Refinancing thereof) in connection with the removal of a lender or holder pursuant to any Junior Financing Documentation (or any comparable provision of a Permitted Refinancing thereof or the payment of any fees in connection with amendments thereto), (v) repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the greater of (x) $157,500,000 (or, after completion of the MMT Acquisition, $180,000,000) and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA (it being understood that any amount utilized under this clause (a)(v)(A) to make repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity shall result in a reduction in the availability to make Investments under Section 7.02(n)(A) and the availability to make Restricted Payments under Section 7.06(g)(A)), (vi) repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity funded with the proceeds of Excluded Contributions, plus, the Cumulative Credit at the time such repayment, redemption, purchase, defeasance or other payment is made; provided that solely to the extent such payments are made in reliance on clause (b) of the definition of “Cumulative Credit”, no Event of Default has occurred and is continuing and either (A) the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is at least 2.00 to 1.00 or (B) the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) does not exceed 5.50 to 1.00 and (vii) repayments, redemptions, purchases, defeasances and other payments so long as (x) no Event of Default has occurred and is continuing or would result therefrom at the time such repayment, redemption, purchases or defeasance is made and (y) the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis in accordance with Section 1.09) is less than or equal to 3.70 to 1.00.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount in violation of any applicable First Lien / Second Lien Intercreditor Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

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Section 7.14. Permitted Activities, Etc.

(a) With respect to Holdings, engage in any material operating or business activities; provided that Holdings may engage in the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the applicable Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, Loan Documents and the 2029 Notes Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) payment of dividends and making contributions to the capital of the Borrower and other Restricted Subsidiaries, (vi) the incurrence of (a) unsecured Indebtedness that is contractually subordinated (on customary terms for such types of unsecured subordinated Indebtedness, as reasonably determined by the Administrative Agent) to its Guarantee of the Secured Obligations, (b) Guaranteed Obligations in respect of Indebtedness of the Borrower and its Restricted Subsidiaries permitted under Section 7.03, including any Permitted Refinancing thereof and (c) Guarantees of other obligations not constituting Indebtedness incurred by the Borrower or any Restricted Subsidiary, (vii) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (viii) holding any cash or property (but not operate any property), (ix) making of any Restricted Payments or Investments permitted hereunder, (x) providing indemnification to officers and directors, (xi) any other public company activities that are customary, or that are substantially consistent with past practice of the Parent, including performance under the Founder Advisory Agreement, as may be in effect from time to time and (xii) any activities incidental or reasonably related to the foregoing.

(b) Notwithstanding the foregoing clause (a), so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge or consolidate with Parent or any other direct or indirect parent company of Holdings; provided that (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation is not Holdings (any such Person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the Laws of the United States, any state thereof, or any territory thereof, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) Successor Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and customary legal opinions consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents to which Holdings is a party at such time.

Section 7.15. Outbound Investments.

(a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Holdings or the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing or enforcing their respective rights under this Agreement and the other Loan Documents.

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Section 7.16. Voting Threshold Influences.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into any transaction, agreement, waiver, amendment or modification to this Agreement or any Loan Document that authorizes additional Indebtedness for the primary purpose of influencing voting thresholds unless consented to by each Lender directly and adversely affected thereby.

Article VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, any fees or any other amounts payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.14 or Section 6.05(a), Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower and Holdings), Article VII; provided that the delivery of a notice of Default or Event of Default at any time will cure any Default or Event of Default arising from the failure to timely deliver a notice of such Default pursuant to Section 6.03(a) unless the Borrower knowingly fails to give timely notice to the Administrative Agent of such Default or Event of Default; provided further that the covenant in Section 7.11 is subject to cure pursuant to Section 8.04; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made and such inaccuracy continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent (provided that such cure period shall not apply in the event such representation, warranty or certification is incapable of being cured); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder, but including Indebtedness outstanding under the 2029 Notes Indenture and the 2029 Notes) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness having an aggregate outstanding principal amount of not less than the Threshold Amount, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) sole option is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that any such failure described under clause (A) or (B) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

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(f) Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) [Reserved]; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor); and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent obligations not yet due and owing and Cash Collateralized or back-stopped Letters of Credit), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than in accordance with its terms) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(j) Change of Control. There occurs any Change of Control; or

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(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or take other required actions and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders (or, with respect to an Event of Default under Section 8.01(b) due solely to the Borrower’s failure to observe the covenant contained in Section 7.11, solely at the request of the Required Lenders (if a Notice of Intent to Cure has been delivered, then solely after the Cure Expiration Date)), shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law);

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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Section 8.03. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such hereunder;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Secured Cash Management Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Secured Cash Management Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations then earned, due and payable have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower, or as otherwise required by any applicable Intercreditor Agreements.

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Section 8.04. Borrower’s Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.01 or 8.02:

(a) For the purpose of determining whether an Event of Default under Section 7.11 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of Borrower (or any direct or indirect parent company, to the extent such proceeds are contributed to the common capital of Borrower) or any cash contribution to the common capital of Borrower (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (A) such amounts to be designated (i) are actually received by Borrower on or before the tenth Business Day after the date that financial statements are required to be delivered for the relevant period pursuant to Section 6.01(a) or (b) (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.11 as of such date and (B) the Borrower shall have provided advance notice (the “Notice of Intent to Cure”) to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of such financial statements, the amount of such net cash proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 7.11 is less than the full amount of such originally designated amount). The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter.

(b) The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 7.11 (and not Pro Forma Compliance with Section 7.11 that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including any pro forma reduction of the amount of Indebtedness and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) with respect to the quarter with respect to which such Cure Amount was made other than the increase to Consolidated EBITDA referred to in Section 8.04(a).

(c) In furtherance of Section 8.04(a) above, (i) upon actual receipt by the Administrative Agent of the Notice of Intent to Cure, the covenant under Section 7.11 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.11 and any Default or Event of Default under Section 7.11 (or any notice required by Section 6.03(a) as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents (provided that if the Cure Expiration Date has occurred without the Cure Amount having been received and designated, such Default or Event of Default shall be deemed reinstated), and (ii) none of the Administrative Agent, any Lender or any other Secured Party may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Default or Event of Default under Section 7.11 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated or the Borrower has confirmed in writing that it does not intend to provide such Cure Amount. Notwithstanding the foregoing, the Borrower shall not be able to request the making of any Credit Extension under the Revolving Credit Facility or the issuance of any Letter of Credit until receipt by the Borrower of the Cure Amount.

(d) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised and (ii) there shall be no pro forma reduction in Indebtedness with the Cure Amount for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Cure Amount was made.

(e) There can be no more than five fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Revolving Credit Facility.

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Article IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints MSSF and its permitted successors and assigns to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto. The provisions of this Article IX (other than Sections 9.01, 9.06, and 9.09 through and including 9.12) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party has rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties, and each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each L/C Issuer hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such L/C Issuer’s behalf.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Secured Cash Management Provider or Secured Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations (to the extent required under local law, via a parallel debt structure), together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral (including each Intercreditor Agreement and any amendment, supplement, modification or joinder with respect thereto and to the extent required under local law, via a parallel debt structure) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

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Section 9.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Affiliates (including each of their respective officers, partners, directors, employees and agents):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that, the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; provided further that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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(f) The parties hereto acknowledges that the Administrative Agent, together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Related Parties may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of the Borrower, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any the Borrower, the other Loan Parties or any other company (or their respective Related Parties) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Borrower, the other Loan Parties and their respective Related Parties. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than the Administrative Agent performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about the Borrower, the other Loan Parties, their respective Related Parties or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such member of the MS Group are doing do in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, Lender or Arranger), which are separate from and independent of the function and duties of the Administrative Agent. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Administrative Agent to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them.

Section 9.04. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 9.05. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06. Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower, whether or not a successor Administrative Agent has been appointed. If the Administrative Agent becomes a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon 15 days’ notice to the Lenders (the date of such removal, the “Removal Effective Date”). Upon receipt of any such notice of resignation (or removal by the Borrower pursuant to the preceding sentence), the Required Lenders shall have the right, with the consent of the Borrower at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(a) or 8.01(f) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Borrower); provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution; provided, further, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. With the effect from the Resignation Effective Date or the Removal Effective Date (as applicable), the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). Except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or Removal Effective Date, as applicable), and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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Any resignation by MSSF as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and the Swing Line Lender. If MSSF resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If MSSF resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to the Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Documentation Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Documentation Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each L/C Issuer represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in the making, acquiring, purchasing or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring, purchasing or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

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(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 9.08. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunners, Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, obligations, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

Section 9.09. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

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The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).

Section 9.10. Collateral and Guaranty Matters.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Without limiting the provisions of Section 9.09, the Lenders (each including in its capacity as a potential Secured Cash Management Provider or Secured Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents (including any subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement) for the benefit of the Lenders and the other Secured Parties;

(b) to automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent obligations and Letters of Credit which have been Cash Collateralized or otherwise back-stopped by letters of credit reasonably satisfactory to the applicable L/C Issuers) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the relevant L/C Issuers shall have been made), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(d) or 11.09 or (v) if the property subject to such Lien constitutes Excluded Assets;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to Liens that are expressly permitted to be senior to the Liens securing the Obligations pursuant to the Credit Agreement as in effect on the Closing Date; and

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(d) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Guarantor becomes a Released Guarantor in accordance with Section 11.09;

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11. Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Secured Cash Management Provider and no Secured Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Cash Management Provider or Secured Hedge Bank.

The Secured Cash Management Providers and the Secured Hedge Banks hereby authorize the Administrative Agent to enter into any Parity Intercreditor Agreement (and to remain a party to the Parity Intercreditor Agreement that is in effect on the Closing Date), any First Lien / Second Lien Intercreditor Agreement or other intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Secured Cash Management Providers and the Secured Hedge Banks.

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Section 9.12. Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or if any payment has been made by the Administrative Agent to any Lender without applicable withholding tax being deducted from such payment), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 9.13. [Reserved]

Section 9.14. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b) Without limiting immediately preceding clause (a), each Payment Recipient or any Person who has received funds on behalf of a Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, L/C Issuer or Secured Party shall (and shall any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9/14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

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(i) Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of paying or repaying any Obligation.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

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(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X.

MISCELLANEOUS

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (i) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders (unless specified therein)) (or by the Administrative Agent with the consent of the Required Lenders) and the applicable Loan Party, as the case may be (and with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent, the waiver of any obligation of the Borrower to pay interest at the Default Rate or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Commitments shall not constitute such an extension or increase (but excluding any waiver or modification of any grace period in Section 8.01));

(b) except as otherwise expressly provided for hereunder, including without limitation pursuant to a Refinancing Amendment or an Extension Amendment, postpone any date scheduled for any payment of principal (including final maturity), interest or fees under Section 2.03(h), Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, any Default or Event of Default, any condition precedent, mandatory prepayment of the Loans or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to any provision of Section 7.11, 8.01(b) (solely as it relates to Section 7.11), Section 8.04 or the definition of “Consolidated Secured Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) or any fees payable hereunder or under any other Loan Document (or extend the timing of payments of such fees) without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction and it further being understood that (ii) any change to any provision of Section 7.11, 8.01(b) (solely as it relates to Section 7.11), Section 8.04 or the definition of “Consolidated Secured Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any principal or rate of interest of any Loan, L/C Borrowing, fee or other amount payable hereunder or under any other Loan Documents);

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(d) change any pro rata payment or pro rata sharing provisions of this Agreement, including, without limitation, Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby or the order of payments, without the written consent of each Lender directly and adversely affected thereby; provided that modifications to Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” to the extent necessary in connection with (w) any Refinancing Amendment, (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(e) change any provision of (i) this Section 10.01 or (ii) the definition of “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Credit Commitments);

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty without the written consent of each Lender;

(h) amend the Loan Documents to provide that the Liens on the Collateral securing the Revolving Credit Facility shall be subordinated to the Liens on the Collateral securing, or the Revolving Credit Facility, as applicable, would be subordinated in right of payment to, any other Indebtedness for borrowed money incurred by any Loan Party (such other indebtedness, the “Priming Indebtedness”) without the prior written consent of all directly and adversely affected Lenders; provided that this clause (h) shall not apply with respect to (i) transactions otherwise permitted under this Agreement as of the Closing Date and (ii) any Priming Indebtedness in which the Borrower offered the applicable Lenders (other than Defaulting Lenders) that were directly and adversely affected by such Priming Indebtedness at the time of incurrence of the applicable Priming Indebtedness a bona fide opportunity to ratably participate on the same terms as the other Lenders (in each case, as of immediately prior to the incurrence of such Priming Indebtedness), and participating in such Priming Indebtedness; or

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(i) amend this Agreement to provide for the making of Revolving Credit Loans in any currency other than Dollars without the written consent of each Revolving Credit Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, directly and adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, directly and adversely affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders are not affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof; (v) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (vi) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15 or 2.16 or in the following clause (y) or (z), as applicable) or to effect any amendment expressly contemplated by Section 6.19, (y) [reserved], and (z) in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Revolving Credit Commitments subject to such Extension Amendment shall be required for such Extension Amendment; and (vii) the Letter of Credit Sublimit may be increased with only the consent of the Required Lenders, each L/C Issuer and the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, no Lender consent is required for the Administrative Agent to enter into, or to effect any amendment, modification or supplement to any Parity Intercreditor Agreement (including the Parity Intercreditor Agreement that is in effect on the Closing Date), any First Lien / Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Revolving Credit Commitment for the purpose of adding the holders of such Indebtedness (or their Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Parity Intercreditor Agreement, such First Lien / Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

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Notwithstanding anything to the contrary contained in Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, obvious error or any error or omission of a technical or administrative nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) Notices; Effectiveness; Electronic Communications.

(i) Notices Generally. Except as provided in Section 10.02(a)(ii), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, as follows:

(A) if to Borrower (or to any other Loan Party), the Administrative Agent an L/C Issuer or the Swing Line Lender, to the address, facsimile number, or electronic mail address specified for the Borrower, the Administrative Agent or such L/C Issuer on Schedule 10.02; and

(B) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).

(ii) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(b) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of the Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach or willful misconduct of such Agent Party (or its Representatives); provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address or facsimile number for notices and other communications hereunder by written notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify and hold harmless the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05 hereof.

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Section 10.03. No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Arrangers and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including (i) all Attorney Costs, which shall be limited to Latham & Watkins LLP plus, if reasonably necessary, one local counsel in each applicable jurisdiction material to the interests of the Lenders taken as a whole, in each case, except allocated costs of in-house counsel, and (ii) in the case of other consultants and advisers, the fees and expenses of such persons approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned), and (b) from and after the Closing Date, to pay or reimburse the Arrangers, the Administrative Agent, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including (i) all respective Attorney Costs, which shall be limited to Attorney Costs of one primary counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties) and (ii) in the case of other consultants and advisers (other than in connection with any enforcement or protection of rights and remedies hereunder during the continuance of an Event of Default), the fees and expenses of such persons approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower at least three Business Days prior to the Closing Date (or such shorter period as the Borrower shall reasonably agree). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

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Section 10.05. Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Arranger and Bookrunner and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees, in each case except allocated costs of in-house counsel), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower, its Affiliates, equity holders, creditors, security holders or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any disputes solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility (unless such claim would otherwise be excluded pursuant to clause (w) or (x) above) which do not arise out of any act or omission of Holdings, the Borrower or any of their Affiliates or (z) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a judgment in any such Proceeding, the Borrower shall indemnify and hold harmless such Indemnitee to the extent and the manner set forth above. In case any Proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any such Proceeding; provided, however, that the failure so to notify the Borrower will not relieve the Borrower from any liability to such Indemnitee pursuant to this Section 10.05. Each applicable Indemnitee (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by or on behalf of the Borrower (or any other Loan Party) to such Indemnitee, in each case, pursuant to the terms of this paragraph to the extent such Indemnitee is not entitled to the payment thereof pursuant to the terms of this paragraph, as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or its officers, directors, employees or Affiliates), nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination by a court of competent jurisdiction or appropriate arbitral forum, as the case may be, that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

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To the extent that the Borrower for any reason fails to pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

Section 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) and the proviso to this Section 10.07(a) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), (iii) Holdings, the Borrower or any of their respective Subsidiaries or (iv) any Affiliate of Holdings. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) (i) Subject to the conditions set forth in Section 10.07(b)(ii) below, any Lender may at any time assign to one or more assignees (other than a Disqualified Institution unless the Borrower consents to such assignment to such entity, in which case such entity will not be considered a Disqualified Institution for the purpose of such assignment) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, (ii) such assignment is between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC and (iii) after the occurrence and during the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f), to any Assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment (other than with respect to any assignment to a Disqualified Institution) unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof or (ii) from an Agent to its Affiliates;

(C) each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class or any assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and shall be in increments of an amount of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together, in each case, with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Assignee shall execute and deliver to the Administrative Agent and the Borrower the forms described in Sections 3.01(d) and 3.01(e) applicable to it.

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This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and each L/C Issuer to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(d). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (solely with respect to such Lender), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliate of Holdings nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliates of Holdings. Notwithstanding anything to the contrary in this Agreement, the Borrower, Holdings, the other Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent (in its capacity as such) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans or Commitments, or any disclosure of confidential information, to any Disqualified Institution.

(e) Any Lender may at any time, sell participations to any Person (other than a natural person, a Defaulting Lender, Holdings, the Borrower, any Subsidiaries of Holdings or the Borrower, any Affiliate of Holdings or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (h) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f) and a Participant’s compliance with Sections 3.01(d) and 3.01(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections it being understood that the forms required to be delivered pursuant to Section 3.01 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation or grants to an SPC the option to provide all or any part of any Loan shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPC and the principal amounts (and related interest amounts) of each participant’s or SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or SPC or any information relating to a Participant’s or SPC’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent, in its capacity as Administrative Agent shall not be responsible for maintaining the Participant Register.

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(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided, that any such resignation shall be effective only if (x) the relevant L/C Issuer or Swing Line Lender is no longer a Revolving Credit Lender upon the effectiveness of such resignation or (y) the relevant L/C Issuer or Swing Line Lender has obtained the consent of the Administrative Agent and the Borrower. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or SOFR Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) Notwithstanding the foregoing, if an entire Class of Loans or Commitments is Refinanced or replaced in full with other Loans or Commitments hereunder, the Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transactions contemplated by such Refinancing Amendment are not consummated) to each Lender holding any Class of Loans or Commitments being Refinanced or replaced to consummate such Refinancing or replacement of such Class by way of assignment by purchasing each such Lender’s Loans or unfunded Commitments at par, accompanied by payment of any accrued interest and fees thereon (including, if applicable, amounts payable pursuant to Section 3.07(e)) instead of prepaying the Loans or reducing or terminating the Commitments to be Refinanced or replaced. The assigned Loans and Commitments shall be amended immediately thereafter in accordance with Section 10.01 to reflect the terms of any such Refinancing or replacement. The assignee under any such assignment may be (but shall not be required to be) the Administrative Agent, any arranger of the new Loans or Commitments or any other Person designated by the Administrative Agent. By receiving the purchase price, the Lenders having the replaced or Refinanced Class of Loans or Commitments shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral.

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Section 10.08. Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors on a “need to know basis” (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential and (ii) the applicable Agent or Lender disclosing such information shall be responsible for the compliance of its Affiliates and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors, with this Section 10.08); (b) to the extent required or requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower in advance in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process or required or requested by any regulatory authority having or asserting jurisdiction over such Person or its Related Parties, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any pledgee referred to in Section 10.07(g), (ii) any direct or indirect contractual counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (other than any Disqualified Institution or Person); or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (other than any Disqualified Institution or Person whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 10.07(b)(i)(A)); (f) with the prior written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to the Borrower or its Affiliates, is independently developed without use of such Information or becomes available to any Administrative Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known (after due inquiry) to such Agent, such Arranger, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party or their respective Affiliates); (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; or (j) for purposes of establishing a “due diligence” defense. In addition, the Agents, Arrangers and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, Arrangers and the Lenders in connection with the administration, settlement, and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.

Notwithstanding the foregoing, nothing in this Section 10.08 prohibits or impedes any Person from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

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Section 10.09. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender or the Administrative Agent to or for the credit or the account of the respective Loan Parties against any and all Obligations then due and owing to such Lender or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Lender or the Administrative Agent shall have made demand under this Agreement or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

Section 10.12. Integration.

This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.22, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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Section 10.13. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided, that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the applicable L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and each L/C Issuer that each such Lender, Swing Line Lender and each such L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04 (and, in the case of the Borrower, Section 10.07).

Section 10.18. USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the requirements of the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent.

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Section 10.19. Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from a Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify and hold harmless the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.20. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby agrees that it will not claim that the Administrative Agent, the other Arrangers and the Lenders have rendered advisory services of any nature or respect, or owe any fiduciary duty or similar duty to such Loan Party or its Affiliates in connection with any aspect of any transaction contemplated hereby or the process leading thereto.

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Section 10.21. Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other Loan Document and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.22. Intercreditor Agreements.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements (and, in the case of the Parity Intercreditor Agreement that is in effect on the Closing Date, to remain party thereto) as Administrative Agent for and on behalf of such Lender. The foregoing provisions are intended as an inducement to the purchasers of the 2029 Notes under the 2029 Notes Documents and any documentation governing other parity lien or junior lien Indebtedness permitted to be incurred hereunder to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

Section 10.23. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers.

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Section 10.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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Section 10.25. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Section 10.26. Amendment and Restatement.

It is the intention of each of the parties hereto that (a) the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement, (b) all Indebtedness and Obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents shall be secured by the liens and security interests evidenced under the Loan Documents and (c) this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Existing Credit Agreement (or serve to terminate Section 10.04 or Section 10.05 of the Existing Credit Agreement or any of the Borrower’s obligations thereunder with respect to the Administrative Agent (as defined in the Existing Credit Agreement) or the Lenders (as defined in the Existing Credit Agreement) or any other Indemnitee (as defined in the Existing Credit Agreement)). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.01 of the Existing Credit Agreement. In addition, unless specifically amended hereby or in connection herewith, each of the Loan Documents shall continue in full force and effect. This Agreement restates and replaces, in its entirety, the Existing Credit Agreement; from and after the Closing Date, any reference in any of the other Loan Documents to the “Credit Agreement” or any like term shall be deemed to refer to this Agreement. Each Lender with a Revolving Credit Commitment on the Closing Date shall be deemed to have agreed that its Revolving Credit Commitment set forth on Schedule I hereto replaces in its entirety such Lender’s “Revolving Credit Commitment” under the Existing Credit Agreement (if any).

Article XI.

GUARANTY

Section 11.01. The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Secured Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations, including any future increases in the amount thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations consisting of obligations of any Loan Party arising under any Secured Hedge Agreement shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended at the time (i) any transaction is entered into under a Secured Hedge Agreement or (ii) such Guarantor becomes a Guarantor hereunder, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions under Secured Hedge Agreements as of such date.

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Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

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Section 11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment in full in cash and satisfaction in full of all Guaranteed Obligations (other than Secured Cash Management Obligations, Secured Hedge Obligations and contingent obligations, in each case not yet due and owing, and Letters of Credit that have been Cash Collateralized or back-stopped) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation, contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. Limitations on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10, but before giving effect to any other guarantee (including any 2029 Notes Guarantee)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

182

Section 11.09. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) any Subsidiary Guarantor ceases to be a Restricted Subsidiary in a transaction permitted hereunder or (ii) unless the Borrower has otherwise requested that such Excluded Subsidiary shall be or remain a Subsidiary Guarantor, any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor referred to in clause (i) or (ii), a “Released Guarantor”), such Released Guarantor shall, upon the consummation of the related transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of any of the Equity Interests of the Released Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents; provided, that (x) no such release shall occur, and no such Subsidiary Guarantor shall constitute a Released Guarantor, if such Subsidiary Guarantor continues to be a guarantor in respect of the 2029 Notes or any Indebtedness constituting Permitted Ratio Debt or a Junior Financing and is required to provide a Guarantee of the Obligations pursuant to Section 7.03(c)(A), (y) no Loan Party will Dispose of a minority interest in any Guarantor for the primary purpose of releasing the Guaranty made by such Guarantor and (z) no such release shall occur, and no such Subsidiary Guarantor shall constitute a Released Guarantor, if such Subsidiary Guarantor becomes an Excluded Subsidiary solely as a result of becoming a non-wholly owned Subsidiary of the Borrower after the Closing Date (unless pursuant to (1) a sale to a bona fide third-party that is not an Affiliate of any Loan Party for fair market value and otherwise legitimate business purposes, (2) the other owners of the Equity Interests in such Subsidiary are not Affiliates of the Borrower or any Restricted Subsidiary, (3) such Subsidiary does not (A) own or have an exclusive license of any Material Intellectual Property or (B) own any Equity Interests of any Person that owns or is the exclusive licensee of any Material Intellectual Property, (4) if applicable, after giving pro forma effect to such release and the consummation of the relevant transaction, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment (measured as of the fair market value of the net assets of the Guarantor at the time of such designation) is permitted under this Agreement and (5) no Event of Default has occurred and is continuing or would result therefrom). If requested by the Administrative Agent, prior to taking any action under this paragraph, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that the transaction giving rise to the release requested is permitted under the Loan Documents (and the Secured Parties authorize the Agents to rely on such certificate in performing its obligations under this paragraph).

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than contingent obligations as to which no claim has been asserted), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related to which has been Cash Collateralized or for which a back-stop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guaranty made herein, each other Loan Document and any security interest granted under any Loan Document shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

183

Section 11.10. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.11. Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until all Commitments hereunder have terminated, and all Loans or other Guaranteed Obligations hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Guaranteed Obligations related thereto has been Cash Collateralized or for which a back-stop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place). Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

184

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERIMETER INTERMEDIATE, LLC,
as Holdings and as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PERIMETER HOLDINGS, LLC,
as Borrower

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PSNA HOLDINGS, LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PERIMETER US, LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PERIMETER SOLUTIONS NORTH AMERICA INC.,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

INTELLIGENT MANUFACTURING SOLUTIONS, LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

IMS DE HOLDINGS, LLC
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

3PO, LLC
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PHOSPHORUS DERIVATIVES INC.,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PERIMETER SOLUTIONS SUPPRESSANTS LLC.,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

PERIMETER SOLUTIONS LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

PERIMETER SOLUTIONS LP,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

RIVER CITY FABRICATION L.L.C.,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

H & S TRANSPORT, LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

FIRST RESPONSE FIRE RESCUE LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

HORN HOLDINGS, LLC,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

LADERATECH, INC.,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

PSNA INTERMEDIATE INC.,
as a Guarantor

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Jennifer DeFazio
Name:	Jennifer DeFazio
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as an L/C Issuer, the Swing Line Lender and a Lender

By:	/s/ Fred Gonfiantini
Name:	Fred Gonfiantini
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender and an L/C Issuer

By:	/s/ Andrew B. Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

Bank of America, N.A.,
as a Lender and an L/C Issuer

By:	/s/ Jason Payne
Name:	Jason Payne
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an L/C Issuer

By:	/s/ Nathan Paouncic
Name:	Nathan Paouncic
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

BMO Bank N.A.,
as a Lender and an L/C Issuer

By:	/s/ Nathan Paouncic
Name:	Thomas Hasenauer
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

HSBC Bank USA, National Association,
as a Lender and an L/C Issuer

By:	/s/ Chris Burns
Name:	Chris Burns
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]